UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

EDISON INTERNATIONAL

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

EDISON INTERNATIONAL

AND

SOUTHERN CALIFORNIA EDISON COMPANY

JOINT NOTICE OF ANNUAL MEETINGS

AND

JOINT PROXY STATEMENT

ANNUAL MEETINGS

April 24, 2008

March 14, 2008

Dear Shareholder:

You are invited to attend the Edison International and Southern California Edison Company (“SCE”) Annual Meetings of Shareholders. The meetings will be held jointly on Thursday, April 24, 2008, at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744 at 10:00 a.m., Pacific Time.

The Edison International and SCE Joint Proxy Statement and the applicable 2007 Annual Report are enclosed or have otherwise been made available to you electronically via the Internet. The Joint Proxy Statement discusses the matters to be considered at the annual meetings. At the meetings, shareholders of Edison International and SCE will elect Directors who will serve until the next annual meetings and will vote on ratification of the appointment of the independent registered public accounting firm for 2008 for each company. Also at the meeting, Edison International shareholders will vote on a shareholder proposal regarding “Shareholder Say on Executive Pay.”

Your Boards of Directors and Management recommend that you vote “FOR” the nominees for Directors listed in the Joint Proxy Statement and “FOR” the ratification of the appointment of the accounting firm. For reasons stated in the Joint Proxy Statement, the Edison International Board of Directors and Management recommend that you vote “AGAINST” the shareholder proposal.

Whether or not you expect to attend the annual meetings, and regardless of the number of shares you own, your vote is important. Instructions on how to vote your shares are included on the proxy card/voting instructions or available electronically via the Internet. Most shareholders have the option to vote shares by mail, by telephone, or via the Internet. Voting by any of the available methods will ensure that you are represented at the annual meetings, even if you are not present.

Please take the first opportunity to ensure that your shares are represented at the annual meetings. Voting promptly will save us the cost of additional solicitations.

Thank you very much for your continued interest in the business of Edison International and SCE.

Sincerely,

John E. Bryson	Alan J. Fohrer
Chairman of the Board, President and Chief Executive Officer	Chairman of the Board and Chief Executive Officer
Edison International	Southern California Edison Company

JOINT NOTICE OF ANNUAL MEETINGS

Date:	Thursday, April 24, 2008

Time:	10:00 a.m., Pacific Time

Place:	Pacific Palms Conference Resort
One Industry Hills Parkway
City of Industry, California 91744

Matters to be voted upon by Edison International and SCE shareholders:

1.	Election of 12 Directors to the Edison International Board and 12 Directors to the SCE Board. The names of the Director nominees are as follows:

John E. Bryson	Alan J. Fohrer**	Richard T. Schlosberg, III
Vanessa C.L. Chang	Bradford M. Freeman	Thomas C. Sutton
France A. Córdova	Luis G. Nogales	Brett White
Theodore F. Craver, Jr.*	Ronald L. Olson
Charles B. Curtis	James M. Rosser

*	Theodore F. Craver, Jr. is a Director nominee for the Edison International Board only.

**	Alan J. Fohrer is a Director nominee for the SCE Board only.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Edison International’s and SCE’s independent registered public accounting firm for 2008.

Matter to be voted upon by Edison International shareholders only:

3.	Shareholder proposal regarding “Shareholder Say on Executive Pay.”

Your Boards of Directors and Management recommend that you vote “FOR” the nominees for Directors listed in the Joint Proxy Statement and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Edison International’s and SCE’s independent registered public accounting firm for 2008. The Edison International Board of Directors and Management recommend that you vote “AGAINST” the shareholder proposal.

Only shareholders of record at the close of business on February 25, 2008, and valid proxyholders of those shareholders, are entitled to vote at the meetings.

Dated: March 14, 2008

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

EDISON INTERNATIONAL

SOUTHERN CALIFORNIA EDISON COMPANY

2244 WALNUT GROVE AVENUE

P. O. BOX 800

ROSEMEAD, CALIFORNIA 91770

JOINT PROXY STATEMENT

INTRODUCTION – SOLICITATION OF PROXIES

This Joint Proxy Statement, proxy forms, voting instructions, and the 2007 Annual Reports are being distributed together beginning on or about March 14, 2008, to the Edison International and Southern California Edison Company shareholders for their annual meetings. The annual meetings will be held jointly on Thursday, April 24, 2008, at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744 at 10:00 a.m., Pacific Time. The Edison International and Southern California Edison Company Boards of Directors are soliciting proxies from you for use at their annual meetings, or at any adjournment or postponement of the meetings. Proxies allow properly designated individuals to vote on your behalf at an annual meeting. This Joint Proxy Statement discusses the matters to be voted on at the annual meetings.

In this Joint Proxy Statement:

•	“Annual Meeting” means the Edison International annual meeting of shareholders and the SCE annual meeting of shareholders, which are being held jointly.

•	“Companies” means Edison International and SCE.

•	“DRP” means the Edison International shareholder plan known as the Dividend Reinvestment and Direct Stock Purchase Plan.

•	“EMG” means Edison Mission Group Inc., a wholly-owned nonutility subsidiary of Edison International, and holding company of Edison Mission Energy (“EME”), an independent power producer.

•

“Executive Officers” of Edison International and SCE means their respective Chairman of the Board, Chief Executive Officer, President, any Vice President in charge of a principal business unit, division or function, and any other person who performs a similar significant policy-making function, including Executive Officers of any Edison International or SCE subsidiaries, for the reporting period or as of the date covered by this Joint Proxy Statement.

•

“401(k) Plan” means the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold Edison International shares represented by their interests in the Edison International Stock Fund.

•	“401(k) Plan shareholders” means participants in the 401(k) Plan who hold interests in the Edison International Stock Fund equivalent to Edison International shares.

•	“SCE” means Southern California Edison Company.

•

Holding shares in “street name” means your shares are held in an account through your bank, broker, fiduciary, custodian or other nominee, and you are considered the beneficial owner of those shares. Your name does not appear on the Companies’ records as a shareholder.

•

Holding shares as a “registered” shareholder or “of record” means your shares are registered in your own name directly with the Companies rather than in street name. Shares held in your DRP plan account are also included.

QUESTIONS AND ANSWERS ON VOTING, PROXIES AND ATTENDANCE

Q:	What am I voting on?

A:	Edison International and SCE shareholders are voting on the election of 12 Directors for Edison International and 12 Directors for SCE, respectively, the ratification of the appointment of the independent registered public accounting firm for 2008, and any other matters properly brought before the meeting. The director election is Item 1 and the independent registered public accounting firm ratification is Item 2 on the proxy/voting instruction cards. Additionally, Edison International shareholders will vote on a shareholder proposal regarding “Shareholder Say on Executive Pay.” The shareholder proposal is Item 3 on the Edison International proxy/voting instruction card.

Q:	Who can vote?

A:	All shareholders of record at the close of business on February 25, 2008 are entitled to vote at the meeting. Holders of Edison International’s Common Stock are entitled to one vote per share on each item of Edison International business. On each item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and the holder of SCE Common Stock is entitled to one vote per share. Shareholders who hold shares that are not registered in their own name (shares held in street name) may vote their shares by giving voting instructions to the nominee who is the registered shareholder. Shares held by participants in the 401(k) Plan, including fractional shares, are registered in the name of the 401(k) Plan trustee and will be voted by the 401(k) Plan trustee, subject to each participant’s instructions. Fractional shares held in the DRP may not be voted. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Q:	Who can attend the meeting?

A:	All shareholders on the record date, or their duly appointed proxies, may attend the meeting. Shareholders’ spouses or domestic partners are also welcome. Seating, however, is limited. All shareholders will be required to pass through a security inspection area, and they must check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and doors open at 9:45 a.m., Pacific Time. If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register upon presentation of proper identification. No admission pass is required. If your shares are not registered in your name and you are not a 401(k) Plan shareholder, you will need to bring a letter or an account statement from your bank, broker, plan trustee or other nominee reflecting your stock ownership as of the record date to provide proper identification. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q:	Where is the meeting located?

A:	The meeting will be held at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744. Directions to attend the meeting and vote in person are provided below:

Q:	How do I vote?

A:	Your vote is important. You can save us the expense of a second mailing by voting promptly. Please follow the appropriate instructions described below.

If you are a registered shareholder, you may choose one of the following ways to cast your vote:

• Vote via the Internet:	Access the Edison International and SCE Internet voting website www.eproxy.com/eix for Edison International and www.eproxy.com/sce for SCE.

• Vote by telephone:	Call 1-800-560-1965 toll-free from the U.S. and Canada.

• Vote by mail:	Complete, date, sign and mail the proxy/voting instruction card in the enclosed postage prepaid envelope.

• Vote by ballot at the meeting:	Attend the Annual Meeting and complete a written ballot distributed at the meeting.

If you are a 401(k) Plan shareholder, you may choose one of the following ways to cast your vote:

• Vote via the Internet:	Access the Edison International Internet voting website www.eproxy.com/eix

• Vote by telephone:	Call 1-800-560-1965 toll-free from the U.S. and Canada.

• Vote by mail:	Complete, date, sign and mail a proxy/voting instruction card in a postage prepaid envelope, both of which will be mailed to you by Edison International if you have not already voted by March 24, 2008.

If you hold Edison International or SCE shares in street name, please refer to the proxy/voting instruction card or other information forwarded by your bank, broker, fiduciary, custodian or other nominee to determine which options are available to you. Typically, you may provide voting instructions as follows:

• Vote via the Internet:	If offered, access the Internet voting website provided in the materials received from your bank, broker or other nominee.

• Vote by telephone:	If offered, follow the instructions provided in the materials received from your bank, broker or other nominee.

• Vote by mail:	Complete and return the proxy/voting instruction card(s) received from your bank, broker or other nominee. If you hold SCE shares in street name and received a Notice of Internet Availability of Proxy Materials, a printed set of SCE proxy materials will be sent to you upon a request made by you to your bank, broker or other nominee.

• Vote by ballot at the meeting:	If you request a legal proxy from your bank, broker or other nominee and deliver the proxy to the inspector of election before or at the meeting.

If you vote by telephone or via the Internet, follow the instructions on the Notice or card you received by mail. Additionally, if you vote by telephone, you will receive recorded instructions, or if you vote via the Internet, you will receive additional instructions at the Internet website. You will need to have the control number on your Notice or proxy/voting instruction card, as applicable, available. Voting by telephone and via the Internet is available 24 hours a day, seven days a week, through 9:00 p.m., Pacific Time, on April 23, 2008, except for 401(k) Plan shareholders who must vote by 9:00 p.m., Pacific Time, on April 22, 2008.

By voting by mail, telephone or via the Internet, you will authorize the individuals named on the proxy/voting instruction card, referred to as the proxies, or the 401(k) Plan trustee, to vote your shares according to your instructions. You are also authorizing those persons to vote your shares on any other matter properly presented at the meeting.

Under California law, you or your authorized attorney-in-fact may transmit a proxy by telephone or via the Internet. SHAREHOLDERS WHO VOTE BY TELEPHONE OR VIA THE INTERNET SHOULD NOT MAIL THE PROXY/VOTING INSTRUCTION CARD.

Q:	What happens if I return my proxy/voting instructions, but I do not indicate my voting preference, or I do not sign my proxy/voting instructions?

A:	If you return your signed proxy or voting instructions by mail and do not indicate how you wish to vote, (i) for the nominees for Director, the proxies and 401(k) Plan trustee will vote “FOR” election of all the nominees for Director (Item 1); (ii) on the ratification of the appointment of the accounting firm, the proxies and 401(k) Plan trustee will vote “FOR” the ratification of appointment of the independent registered public accounting firm for 2008 (Item 2); and, (iii) on the shareholder proposal, the proxies and 401(k) Plan trustee will vote “AGAINST” the shareholder proposal (Item 3). If you return an unsigned proxy/voting instructions by mail, your shares will be treated as unvoted shares on all matters. If you vote by telephone or on the Internet and do not indicate how you wish to vote on any one or all of the matters, your shares will be treated as unvoted shares on all of the proposals. In the case of the 401(k) Plan, unvoted shares will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders.

Q:	What happens if I do not return my proxy/voting instructions?

A:	If you are a registered shareholder and you do not return a proxy or cast a ballot at the Annual Meeting, your shares will not be voted. If you are a 401(k) Plan shareholder and you do not provide voting instructions to the trustee, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders. If you hold your shares in street name and you do not provide voting instructions to your bank, broker or other nominee on how to vote your shares, the bank, broker or other nominee may be authorized to vote your shares as it chooses on the matters to be considered at the meeting. If your bank, broker or other nominee lacks this discretionary authority to vote on an item, your shares will not be voted on that item and will be treated as a “broker nonvote” on that item.

Q:	What if I vote and then change my mind?

A:	If you are a registered shareholder, you can revoke your proxy by:

•	Writing to the Edison International or SCE Corporate Secretary;

•	Voting again via mail, telephone or the Internet; or

•	Voting in person at the Annual Meeting.

Your last vote will be the vote that is counted.

If you are a 401(k) Plan shareholder, you can revoke your voting instructions by voting again via mail, telephone or the Internet. Votes received by 9:00 p.m., Pacific Time, on April 22, 2008 will be counted. Your last vote received within this timeframe will be the vote that is counted.

If you hold shares in street name, you should contact your bank, broker or other nominee before the Annual Meeting to determine whether and how you can change your voting instructions.

Q:	How many votes do you need to hold the meeting?

A:	As of the record date, February 25, 2008, Edison International had 325,796,539 shares of Edison International Common Stock outstanding and entitled to vote. SCE had 4,800,198 shares of Cumulative Preferred Stock and 434,888,104 shares of SCE Common Stock outstanding and entitled to vote.

The holders of the Edison International Common Stock have the right to cast a total of 325,796,539 votes. The holders of the SCE Cumulative Preferred Stock have the right to cast a total of 28,801,188 votes and the holder of the SCE Common Stock, Edison International, has the right to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes.

A quorum is required to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum. If you properly return your proxy/voting instruction card by mail, or properly vote by telephone or via the Internet, the votes represented by your shares will be considered present and part of the quorum, even if you abstain from voting on a proposal or withhold votes for Directors, or, if you vote by mail, do not indicate a voting preference on any or all matters, and the proxies will vote (or not vote) your shares as you have indicated. If a bank, broker or other nominee holding your shares in street name votes your shares or returns a properly executed proxy representing your shares, the votes represented by your shares will be considered as present and part of the quorum, even if your bank, broker or other nominee abstains or withholds votes, or does not indicate a voting preference, on any or all matters.

Q:	What vote is required to adopt the proposals at the meeting?

A:	The following votes are required:

•

On Item 1, the Election of Directors, the 12 nominees receiving the highest number of affirmative or “FOR” votes will be elected as Directors of Edison International and SCE. Votes withheld for any of the nominees and broker nonvotes will have the effect of reducing the number of affirmative votes a candidate might otherwise have received.

•

On Item 2, the ratification of the appointment of the independent registered public accounting firm, the following two votes must be obtained to adopt the proposal: (i) the affirmative vote of at least a majority of the votes cast on the proposal by the Edison International and SCE shareholders respectively at the meeting, and (ii) the affirmative vote of at least a majority of the votes required to constitute a quorum at the respective companies. In determining whether the vote under (i) has been obtained, abstentions and broker nonvotes are not treated as votes cast and therefore will not affect the vote. That is, the percentage of votes cast can only be increased or decreased by casting votes for or against the proposal, respectively. In determining whether the vote under (ii) has been obtained, abstentions and broker nonvotes will have the effect of votes cast against the proposal. That is, abstentions and broker nonvotes will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received.

•

On Item 3, the Shareholder Proposal regarding “Shareholder Say on Executive Pay,” the following two votes must be obtained to adopt the proposal: (i) the affirmative vote of at least a majority of the Edison International votes cast on the proposal at the meeting, and (ii) the affirmative vote of at least a majority of the votes required to constitute a quorum. In determining whether the vote under (i) has been obtained, abstentions and broker nonvotes are not treated as votes cast and therefore will not affect the vote. That is, the percentage of votes cast can only be increased or decreased by casting votes for or against the proposal, respectively. In determining whether the vote under (ii) has been obtained, abstentions and broker nonvotes will have the effect of votes cast against the proposal. That is, abstentions and broker nonvotes will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received.

Q:	Who will count the votes?

A:	Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. Edison International will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported in the aggregate.

Q:	What shares are covered by the proxy/voting instruction card?

A:	The shares covered by your proxy/voting instruction card(s) depend on how you hold your shares, and whether you hold shares in Edison International, SCE, or both Companies. If you hold shares in Edison International, the shares covered by your proxy/voting instruction card include all the shares of common stock registered in your name (as distinguished from those held in street name), all whole shares held in the DRP, and all shares held in the 401(k) Plan. If you hold shares in SCE, the shares covered by your proxy/voting instruction card include all shares of preferred stock registered in your name. If you hold shares in both Edison International and SCE, you will receive or have electronic access via the Internet to a proxy/voting instruction card for each of the Companies. If you hold shares in street name, you will receive or have electronic access via the Internet to separate proxy/voting instruction cards or other voting instructions from your bank, broker or other nominee.

Q:	What does it mean if I get more than one proxy/voting instruction card, Joint Notice of 2008 Annual Meetings of Shareholders and Internet Availability of Proxy Materials, or other Notice of Internet Availability of Proxy Materials provided by my bank, broker or nominee?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and registered in different names. You should vote each of the proxy/voting instruction cards and use the specific control numbers provided on each proxy/voting instruction card or Notice to ensure that all of your shares are voted.

Q:	How much will this proxy solicitation cost?

A:	Edison International and SCE have retained D. F. King & Co., Inc. to assist them with the solicitation of proxies for an aggregate maximum fee of $15,000 (Edison International $12,000 and SCE $3,000) plus expenses. (This fee does not include the costs of printing and mailing the proxy materials.) Edison International and SCE will pay these proxy solicitation costs. Some of the Directors, officers and other employees of Edison International and/or SCE also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation, except for customary overtime pay applicable to certain employees. Edison International and SCE will also reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of their stocks and for obtaining voting instructions.

Q:	Whom may I call with any questions?

A:	You may call Wells Fargo at 800-347-8625 or visit their Internet website at www.wellsfargo.com/shareownerservices.

Q:	How do the Boards recommend I vote?

A:	The Edison International and SCE Boards recommend that shareholders vote “FOR” the election of their nominees for Directors listed in this Joint Proxy Statement and “FOR” the ratification of the appointment of the independent registered public accounting firm. The Edison International Board recommends that Edison International shareholders vote “AGAINST” the shareholder proposal.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the three items of business described in this Joint Proxy Statement, the Edison International and SCE Boards are not aware of, and do not intend to present, any other business to be acted upon at the Annual Meeting. If you grant a proxy and any other matters should properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. Should any of the nominees for election to the Edison International or SCE Boards become unavailable to stand for election as a Director, the proxies will also have the authority to vote for substitute nominees as they choose.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

The Companies are allowed and intend to deliver only one respective annual report and one proxy statement to multiple registered shareholders sharing an address who have received prior notice of our intent to deliver one report per address, so long as the Companies have not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and the cost to the Companies of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one set of this Joint Proxy Statement and the applicable 2007 Annual Report and you decide you want a separate copy of this Joint Proxy Statement and/or the applicable 2007 Annual Report, through the date of the Annual Meeting, Edison International or SCE will promptly deliver your separate copy if you contact the SCE Law Department, Corporate Governance, 2244 Walnut Grove Avenue, P. O. Box 800, Rosemead, California 91770 or 626-302-2662. Additionally, to resume the mailing of individual copies of future annual reports, proxy statements, proxy statements combined with a prospectus, and information statements to a particular shareholder, you may contact Wells Fargo Bank, N.A., Attn: Householding, P. O. Box 64854, St. Paul, Minnesota 55164-0854, or at 800-347-8625, and your request will be effective within 30 days after receipt. After the Annual Meeting, you may request householding of these documents by providing Wells Fargo Bank at the address provided directly above with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, the Companies have been notified that certain banks, brokers and other nominees will household the Companies’ annual reports and proxy statements for shareholders who hold in street name and have consented to householding. In this case, you may request an individual copy of this Joint Proxy Statement and/or the applicable 2007 Annual Report by contacting your bank, broker or other nominee.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

The Edison International and SCE Joint Proxy Statement for the annual meetings and the respective 2007 Annual Reports are available at www.ematerials.com/eix and www.ematerials.com/sce, for Edison International and SCE, respectively.

Pursuant to new proxy rules which allow Edison International and SCE to distribute proxy materials to shareholders electronically, certain shareholders of Edison International and SCE will receive proxy statements, annual reports and other proxy materials via the Internet instead of receiving paper copies in the mail. Distributing these proxy materials via the Internet will save the Companies the cost of printing and mailing documents and will reduce the impact of our annual meetings on the environment.

A complete set of proxy materials available on the Internet includes a letter from the Chairmen of Edison International and SCE, a Joint Notice of 2008 Annual Meetings of Shareholders and Internet Availability of Proxy Materials, the Edison International and SCE Joint Proxy Statement for the Annual Meetings, and the respective 2007 Annual Reports and proxy forms.

If you are a 401(k) Plan shareholder, Edison International intends to distribute proxy statements, annual reports and other proxy materials to you electronically for every shareholders’ meeting. Instructions on how to access these documents electronically have been or will be provided to you in the Joint Notice of 2008 Annual Meetings of Shareholders and Internet Availability of Proxy Materials. Additionally, Edison International intends to mail a proxy/voting instruction card and postage prepaid return envelope to each 401(k) Plan shareholder who has not already voted by March 24, 2008.

If you hold SCE shares in street name and do not receive a paper copy set of proxy materials, SCE intends to distribute proxy statements, annual reports, and other proxy materials to you electronically for every shareholders’ meeting. Instructions on how to access these documents have been or will be provided to you in a separate Notice of Internet Availability of Proxy Materials provided by your bank, broker or other nominee.

Edison 401(k) Plan shareholders and holders of SCE shares in street name who do not receive a paper copy of materials may request a copy of the proxy materials related to this Annual Meeting and all future shareholders’ meetings at no charge by following the instructions provided on the Joint Notice of 2008 Annual Meetings of Shareholders and Internet Availability of Proxy Materials, or the Notice of Internet Availability of Proxy Materials provided by your bank, broker or other nominee.

All other shareholders of Edison International and SCE should receive a paper copy of this Joint Proxy Statement and the applicable 2007 Annual Reports. However, Edison International and SCE may choose to distribute future proxy statements, annual reports and other proxy materials to some or all of their shareholders via the Internet.

For all shareholders, although there are no Edison International or SCE fees or charges for this service, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

ELECTION OF DIRECTORS

Item 1 on Proxy/Voting Instruction Card

NOMINEES FOR ELECTION

Twelve Directors will be elected to the Edison International Board and 12 Directors will be elected to the SCE Board. The Directors will be elected to hold office until the next annual meeting, except as discussed in “Edison International Succession Plan” below. The nominees for Directors of Edison International and SCE are the same, except that Mr. Craver is a nominee for the Edison International Board only and Mr. Fohrer is a nominee for the SCE Board only. A current Director, Robert H. Smith, is retiring from both Boards and no Director is being nominated to replace Mr. Smith. A brief biography of each nominee describing his or her age, business experience during the past five years, and other prior relevant business experience is presented below as of the date of this Joint Proxy Statement.

JOHN E. BRYSON

Chairman of the Board, President and Chief Executive Officer of Edison International (since 2000); Chairman of the Board of SCE (2003-June 2007); Chairman of the Board of EME (2000–2002); Chairman of the Board and Chief Executive Officer of Edison International and SCE (1990–1999)

Mr. Bryson has been a Director of Edison International since 1990. He has been a Director of SCE since 2003, and also served as a Director of SCE from 1990 through 1999. He is a Director of The Boeing Company and The Walt Disney Company. Mr. Bryson is a graduate of Stanford University and Yale Law School. Age 64.

VANESSA C.L. CHANG

Principal of EL & EL Investments (private real estate investment business) (since 1999); Chief Executive Officer and President of ResolveItNow.com (online dispute resolution service) (2000-2002); Senior Vice President of Secured Capital Corporation (real estate investment bank) (1998); Partner at KPMG Peat Marwick LLP (1986-1997)

Ms. Chang has been a Director of Edison International and SCE since 2007. She is a Director or Trustee of three funds in the American Funds family, advised by Capital Research and Management Company. Ms. Chang is a graduate of the University of British Columbia. Age 55.

FRANCE A. CÓRDOVA

President of Purdue University (since July 2007); Chancellor, University of California, Riverside (2002-July 2007); Vice Chancellor for Research, University of California, Santa Barbara (1996-2002)

Dr. Córdova has been a Director of Edison International and SCE since 2004. She is a Director of SAIC, Inc. Dr. Córdova is a graduate of Stanford University and holds a Ph.D in physics from the California Institute of Technology. Age 60.

THEODORE F. CRAVER, JR.*

Chairman of the Board, President and Chief Executive Officer of EMG and EME (since 2005); Executive Vice President, Chief Financial Officer and Treasurer of Edison International (2002-2004); Senior Vice President, Chief Financial Officer and Treasurer of Edison International (2000-2002); Senior Vice President and Treasurer of Edison International (1998-2000); Senior Vice President and Treasurer of SCE (1998-1999); Vice President and Treasurer of Edison International and SCE (1996-1998)

Mr. Craver has been a Director of Edison International since October 2007, and was elected President of Edison International, effective April 1, 2008, and will also become Chairman of the Board and Chief Executive Officer of Edison International, effective at the close of business on July 31, 2008. He is a Director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree. Age 56.

*	Theodore F. Craver, Jr. is a nominee for Director of Edison International only.

CHARLES B. CURTIS

President and Chief Operating Officer of the Nuclear Threat Initiative (private foundation dealing with national security issues) (since 2001); Executive Vice President of the United Nations Foundation (2000); Partner of the law firm of Hogan & Hartson (1997 to 2000); Deputy Secretary of the U.S. Department of Energy (1995 to 1997); Under Secretary of the U.S. Department of Energy (1994 to 1995); Chairman of the Federal Energy Regulatory Commission (1977 to 1981)

Mr. Curtis has been a Director of Edison International and SCE since 2006. He is a Trustee of The Putnam Funds, a family of 99 equity and fixed income mutual funds. Mr. Curtis is a graduate of the University of Massachusetts, Amherst, and Boston University Law School. Age 67.

ALAN J. FOHRER**

Chairman of the Board and Chief Executive Officer of SCE (since June 2007); Chief Executive Officer of SCE (2003-June 2007); Chairman of the Board and Chief Executive Officer of SCE (2002); President and Chief Executive Officer of EME (2000-2001); Executive Vice President and Chief Financial Officer of Edison International (1996-2000)

Mr. Fohrer has been a Director of SCE since 2002. Mr. Fohrer holds two degrees in civil engineering from the University of Southern California, and received his MBA degree from California State University, Los Angeles. Age 57.

BRADFORD M. FREEMAN

Founding Partner, Freeman Spogli & Co. (private investment company) (since 1983); Managing Director of Dean Witter Reynolds, Inc. (brokerage firm) (1976-1983)

Mr. Freeman has been a Director of Edison International and SCE since 2002. He is a Director of CB Richard Ellis Group, Inc. Mr. Freeman is a graduate of Stanford University, and holds an MBA degree from Harvard Business School. Age 66.

LUIS G. NOGALES

Managing Partner of Nogales Investors, LLC (private equity investment company) (since 2001); President of Nogales Partners (private equity investment company) (1990–2001); President of Univision (Spanish language television network) (1986-1988); Chairman and Chief Executive Officer of United Press International (communications) (1983-1986)

Mr. Nogales has been a Director of Edison International and SCE since 1993. He is a Director of Arbitron Inc., and KB Home. Mr. Nogales is a graduate of San Diego State University and Stanford Law School. Age 64.

RONALD L. OLSON

Partner of the law firm of Munger, Tolles and Olson (since 1970)

Mr. Olson has been a Director of Edison International and SCE since 1995. He is a Director of Berkshire Hathaway, Inc., City National Corporation, The Washington Post Company, and a Director or Trustee for three funds in the Western Asset funds complex. Mr. Olson is a graduate of Drake University and University of Michigan Law School and holds a Diploma in Law from Oxford University. Age 66.

JAMES M. ROSSER

President of California State University, Los Angeles (since 1979)

Dr. Rosser has been a Director of SCE since 1985 and a Director of Edison International since 1988. Dr. Rosser holds three degrees from Southern Illinois University. Age 68.

**	Alan J. Fohrer is a nominee for Director of SCE only.

RICHARD T. SCHLOSBERG, III

Retired President and Chief Executive Officer of The David and Lucile Packard Foundation (private family foundation) (1999-2004); Publisher and Chief Executive Officer, Los Angeles Times (newspaper) (1994-1997); Executive Vice President and Director, The Times Mirror Company (media communications) (1994-1997)

Mr. Schlosberg has been a Director of Edison International and SCE since 2002. He is a Director of eBay Inc. and BEA Systems, Inc. Mr. Schlosberg is a graduate of the United States Air Force Academy, and holds an MBA degree from Harvard Business School. Age 63.

THOMAS C. SUTTON

Chairman of the Board of Pacific Life Insurance Company (since 1990); Chief Executive Officer of Pacific Life Insurance Company (1990-April 2007)

Mr. Sutton has been a Director of Edison International and SCE since 1995. Mr. Sutton is a graduate of the University of Toronto. Age 65.

BRETT WHITE

Chief Executive Officer, President and a Director of CB Richard Ellis (commercial real estate services firm) (since 2005); President and a Director of CB Richard Ellis (2001-2005); Chairman of the Americas of CB Richard Ellis Services (1999 to 2001)

Mr. White has been a Director of Edison International and SCE since June 2007. He is a graduate of the University of California, Santa Barbara. Age 48.

EDISON INTERNATIONAL SUCCESSION PLAN

On October 25, 2007, the Board of Directors of Edison International announced that Theodore F. Craver, Jr. will succeed John E. Bryson as Chairman of the Board, President and Chief Executive Officer when Mr. Bryson retires on July 31, 2008. As part of this succession plan, the Edison International Board elected Mr. Craver as a Director of Edison International, effective October 25, 2007, President of Edison International, effective April 1, 2008, and Chairman of the Board and Chief Executive Officer of Edison International, effective at the close of business on July 31, 2008. Mr. Craver will cease to be Chairman of the Board, President and Chief Executive Officer of EMG and EME upon becoming President of Edison International on April 1, 2008. In connection with his retirement, Mr. Bryson also intends to resign as a Director of both Edison International and SCE, effective July 31, 2008. As of the date of this Joint Proxy Statement, the Boards have not nominated a Director to fill the vacancy that will be created by Mr. Bryson’s resignation from the respective Boards, and the total number of Directors of Edison International and SCE, respectively, will be reduced from 12 to 11 Directors immediately upon Mr. Bryson’s retirement.

QUESTIONS AND ANSWERS ON CORPORATE GOVERNANCE

Q:	How are potential Director nominees identified and selected by the Boards to become nominees?

A:	It is the responsibility of the Edison International and SCE Nominating/Corporate Governance Committees to recommend Director candidates to their respective Boards. The Committees are comprised of independent directors under the New York Stock Exchange rules.

It is the policy of the Committees to consider Director candidates recommended to the Committees by shareholders. For Committee consideration, shareholder suggestions for Director candidates must be submitted in writing to the Corporate Secretary of Edison International and/or SCE and include (i) the shareholder’s name and address, as they appear on the corporation’s books, or a written statement from the record holder of the shares (usually a broker or bank) showing the class and number of shares beneficially owned, (ii) the name, age, and business and residence addresses of the candidate, (iii) the principal occupation or employment of the candidate, (iv) the class and number of shares of Edison International and SCE beneficially owned by the candidate, (v) a written description of any direct or indirect business relationships or transactions within the last three years between Edison International and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand, (vi) any other information concerning the nominee required under SEC rules to be in a proxy statement soliciting proxies for the election of the nominee, (vii) a consent signed by the candidate to serve as a Director if elected, and (viii) a written description, together with any supporting materials, of the qualifications, qualities and skills of the candidate that the shareholder deems appropriate to submit to the Committees to assist in their consideration of the candidate. In identifying potential Director nominees, the Committees also consider suggestions made by the respective Companies’ Board members and senior management. Messrs. Craver and White, first-time Director nominees for election by the shareholders, were recommended by senior management and a non-management Director, respectively.

There are no differences in the manner in which the Committees evaluate a Director candidate based on whether the candidate is recommended by a shareholder. After the Committees receive a recommendation for a potential Director nominee, the Committees consider the information provided to them from the source who recommended the candidate. For the Committees to recommend a Director nominee, the candidate must at a minimum possess the qualifications, qualities and skills set forth in the Companies’ respective Corporate Governance Guidelines, including:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Experience in a generally recognized position of leadership; and

•	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Companies.

The Committees also consider other factors and information in their evaluation of potential Director nominees, including the Boards’ current need for additional members, the candidate’s potential for increasing the Boards’ range of business experience, desirable skills and diversity, the candidate’s independence, and other factors the Committees deem appropriate. If based on this preliminary evaluation the Committees determine to continue their consideration of a candidate, one or more members of the Committees, and others as determined by the Committees, interview the candidate. After the interview, the Committees conduct any further research on the candidate that they deem appropriate. The Committees then determine whether to recommend to the Companies’ respective Boards that the candidate be a Director nominee. The Companies’ respective Boards consider the Committees’ recommendations and determine whether to nominate any candidate for election.

Q:	Is SCE subject to the same stock exchange listing standards regarding corporate governance matters as Edison International?

A:	No. Edison International is listed on the New York Stock Exchange, and is subject to its listing standards on corporate governance and other matters. SCE is listed on the American Stock Exchange. However, the American Stock Exchange only requires certain listed issuers to comply with designated corporate governance standards for Board and Board Committee composition including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules as a controlled company because over 50% of its voting power is held by its parent company, Edison International, and, because it has listed only preferred stock on the exchange.

Q:	How do the Edison International and SCE Boards determine which Directors are considered independent?

A:	Under the New York Stock Exchange listing standards, the Edison International Board is required to consist of at least a majority of independent Directors. Under the Companies’ Corporate Governance Guidelines, both Companies’ Boards are required to consist of at least a majority of independent Directors. Additionally, the Boards’ Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees are required to be fully comprised of independent Directors. The Guidelines include categorical standards to assist in determining whether each Director has a material relationship with the Companies (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Companies) that would cause the Director not to be independent. Additionally, to be a member of a Board Committee required to be comprised of independent Directors, Directors may have to meet additional requirements contained in their Committee Charters. The Companies’ Corporate Governance Guidelines and Board Committee Charters are posted on Edison International’s Internet website at www.edisoninvestor.com, under “Corporate Governance,” and are available in print upon request from the Edison International or SCE Corporate Secretary.

Under the Guidelines, no Director will be considered independent if he or she has a relationship with the Companies that would be deemed disqualifying under New York Stock Exchange listing standards for purposes of a determination of independence. Directors who are not so disqualified from being independent will be determined by the Boards to be independent unless a Director otherwise has a material relationship with Edison International, SCE, or any of their subsidiaries. The Boards have determined that the following relationships are not material and therefore are not considered for purposes of determining Directors’ independence:

1.	Discretionary charitable contributions by the Company to a non-profit entity (including an educational or other institution) with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the Company’s total contributions to the entity in the entity’s preceding fiscal year were less than 1% of the entity’s reported consolidated gross revenues for that fiscal year (the Company’s matching of employee contributions shall not be included in the amount of the Company’s contributions for this purpose), and (b) the contributions did not result in any direct financial benefit to the director or an immediate family member;

2.	Payments made by the Company to an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, or payments received by the Company from such an entity, for property or services, if (a) the total amount of the payments made or received in the entity’s preceding fiscal year was less than 1% of the entity’s reported consolidated gross revenues for that fiscal year, (b) the payments did not result in a direct financial benefit to the director or an immediate family member, and (c) the director and any immediate family members do not, and did not in the entity’s preceding fiscal year, directly or indirectly own, in the aggregate, more than 10% of the entity;

3.	Other than ownership of debt securities which are covered by Standards 4 and 5 below, indebtedness of the Company owed to, or indebtedness owed to the Company by, an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the total amount of indebtedness in the entity’s preceding fiscal year was less than 1% of the entity’s reported consolidated gross assets at the end of the fiscal year, and (b) the indebtedness did not result in any direct financial benefit to the director or an immediate family member;

4.	Direct or indirect current ownership or ownership since the beginning of the preceding calendar year by the director or an immediate family member (including ownership by an entity with which the director or an immediate family member is currently or was affiliated as a director, officer, trustee, or employee, or otherwise) of equity or debt securities of the Company, if the director or immediate family member has received no extra benefit not shared on a pro rata basis by other security holders;

5.	Direct or indirect current ownership or ownership since the beginning of the preceding calendar year by the Company of equity or debt securities of an entity with which the director or an immediate family member is currently, or was at the time of ownership, affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the total amount of the entity’s equity or debt securities owned by the Company did not exceed 5% of the entity’s outstanding equity or debt securities, respectively, at any time since the beginning of the preceding calendar year, and (b) the Company received no extra benefit not shared on a pro rata basis by other security holders;

6.	Gifts, perquisites, and other similar transactions between the Company and the director or an immediate family member that did not provide an aggregate direct or indirect financial benefit or value of more than $5,000 to the director and immediate family members in the preceding calendar year;

7.	The Company’s employment in any capacity of an immediate family member of the director, if the direct and indirect compensation paid to the director’s immediate family member in the preceding calendar year was $120,000 or less;

8.	Payments made to the Company by an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if in the entity’s preceding fiscal year, the payments involved the Company’s rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority and were in an amount that did not exceed the greater of $1,000,000 or 2% of that entity’s consolidated gross revenues as reported by that entity for that fiscal year;

9.	Equity or debt investments directly or indirectly currently held, or were held since the beginning of the preceding calendar year, by the director or an immediate family member in an entity with which an executive officer of the Company is currently, or since the beginning of the preceding calendar year was, affiliated as a director, officer, trustee or employee, or otherwise, if (a) the investments of the director and any immediate family member, and the executive officer of the Company, respectively, do not exceed 10% of the outstanding debt or equity securities, respectively, of the entity, (b) the executive officer of the Company is not an executive officer of the entity, and (c) the aggregate investments represent less than 10% of the net worth of each investor;

10.	Service since the beginning of the preceding calendar year by an officer of the Company as a director or trustee (or similar position) of an entity where the director or an immediate family member serves as an executive officer, if the officer (a) is or was not an executive officer of the Company, and (b) does not or did not have his or her annual compensation approved by any compensation committee of the Company of which the director or immediate family member is or was a member;

11.	The director’s receipt of vested and non-forfeitable equity-based benefits and retirement benefits under qualified plans as a result of prior employment with the Company;

12.	As to immediate family members, any relationship between the Company and another entity with which the immediate family member is or has been employed in a non-executive officer capacity;

13.	As to directors and immediate family members, any relationship between the Company and another entity if such persons are or were solely record owners, and/or direct or indirect beneficial owners (as defined under Rules 13d-3 or 16a-1(a)(2), or any successor provisions, under the Securities Exchange Act of 1934) in the aggregate of 5% or less, of any class of equity securities of the other entity; and

14.	As to directors and immediate family members, any other relationship if the relationship has not existed or occurred since the beginning of the preceding calendar year.

For purposes of the categories of relationships described in the above paragraphs:

•	“Company” means Edison International, SCE, and their consolidated subsidiaries;

•	“executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934; and

•

“immediate family member” of a Director means his or her spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone (other than domestic employees) who shares the Director’s home; provided, that an individual shall not be deemed an immediate family member if the individual is no longer related to a Director as a result of legal separation, divorce, death, or incapacitation.

For relationships not prohibited by New York Stock Exchange rules and also not covered under the preceding categories of immaterial relationships, the determination of whether a relationship is material or not, and therefore whether a Director is independent or not, is made in good faith by the Directors, provided that the Director whose relationship is under consideration abstains from the vote regarding his or her independence.

Q:	Which Directors have the Edison International and SCE Boards determined are independent?

A:	The Boards have determined that Directors Chang, Córdova, Curtis, Freeman, Nogales, Rosser, Schlosberg, Sutton, and White have no material relationships with the Companies and, therefore, are independent. The Boards also determined that Mr. Smith, who is retiring as a Director of Edison International and SCE on April 24, 2008, had no material relationships with the Companies and was also independent. The relationships between the Companies, on the one hand, and their independent Directors, on the other hand, met the pre-established categories of immaterial relationships set by the Boards.

Q:	How many times did the Companies’ Boards meet in 2007 and who is the Lead Director for executive sessions of the non-employee and independent Directors?

A:

During 2007, the Edison International Board met seven times and the SCE Board met six times. During 2007, each current Director attended 75% or more of all Edison International and SCE Board and applicable

Committee meetings he or she was eligible to attend. The Edison International Board and the SCE Board also held three executive sessions of the non-employee Directors and one executive session of the independent Directors only. The Lead Director for these sessions, who must be independent, is designated by the non-employee Directors on an annual basis and when a vacancy occurs. Mr. Sutton was designated as the Lead Director in April 2007, and served as the Lead Director for all such sessions held since April 2007. The Lead Director’s name is posted on Edison International’s Internet website at www.edisoninvestor.com, under “Corporate Governance.”

Q:	Do the Companies have a policy on attendance of Director nominees at annual shareholders’ meetings?

A:	Director nominees are expected to attend annual meetings of the Companies’ shareholders. All 2007 Director nominees of the respective Companies attended the 2007 annual meeting, except Mr. Sutton, who requested to be excused.

Q:	How may I communicate with the Boards?

A:	Shareholders and other interested parties may communicate their concerns, including concerns relating to accounting, internal accounting controls, auditing, ethics, fraud, or legal or regulatory compliance matters, to any individual Director, including the Lead Director, the Directors as a group, the Audit Committees, or any other group of Directors. Such parties may do so by calling the Companies’ independent helpline at 800-877-7089, the toll-free number posted on the Companies’ website, and asking the helpline provider to transmit the communication to the applicable Directors, or by sending the communication in writing, addressed to the applicable Directors, in care of the Corporate Secretary at the principal executive office of the Companies. If the communication is delivered via the helpline, it will be forwarded to the Chair of the Audit Committees, who will determine the method of communication to the applicable Directors. If the communication is delivered care of the Corporate Secretary, the Corporate Secretary will review it and will forward complaints or concerns about accounting, internal accounting controls, auditing, ethics, fraud, or legal or regulatory compliance matters to the Chair of the Audit Committees. The Corporate Secretary will forward any other communication that, in the opinion of the Corporate Secretary, deals with the functions of the Boards of Directors to the Director or group of Directors to whom it is addressed. The Corporate Secretary will not, however, forward communications unrelated to the functions of the Boards of Directors, such as individual customer complaints, mass mailings, new product or service suggestions, resumes and other forms of job inquiries, business solicitations, advertisements or surveys.

Q:	Does Edison International have a policy on shareholder rights plans?

A:	Yes. Edison International’s previously existing shareholder rights plan expired by its terms on November 21, 2006. On February 26, 2004, the Edison International Board adopted the following policy on shareholder rights plans:

The Edison International Board would seek prior shareholder approval of the adoption of any new shareholder rights plan unless, due to timing constraints or other reasons consistent with the fiduciary duties of Edison International’s Board of Directors, a committee consisting solely of independent Directors determines that it would be in the best interests of Edison International’s shareholders to adopt the plan before obtaining shareholder approval. Any rights plan hereafter adopted by Edison International’s Board of Directors without prior shareholder approval shall automatically terminate on the first anniversary of the adoption of the plan unless, prior to such anniversary, the plan shall have been approved by Edison International’s shareholders.

BOARD COMMITTEES AND SUBCOMMITTEES

Edison International and SCE have standing Audit, Compensation and Executive Personnel, Executive, Finance, and Nominating/Corporate Governance Committees. Additionally, SCE has a Pricing Committee, and both Companies have Subcommittees of the Compensation and Executive Personnel Committee. The Committees’ charters are posted on Edison International’s Internet website at www.edisoninvestor.com, under “Corporate Governance,” and are available in print upon request from the Edison International or SCE Corporate Secretary. The following table describes the Boards’ Committees and Subcommittees.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2007

Audit Committees(1) Thomas C. Sutton, Chair Vanessa C.L. Chang Bradford M. Freeman Luis G. Nogales Richard T. Schlosberg, III Robert H. Smith

•     Appoints the independent registered public accounting firm.

•     Assists the Boards in their oversight of 1) the integrity of financial statements, 2) systems of disclosure and internal control regarding finance, accounting, legal compliance and ethics that management and the Boards have established, 3) compliance with legal and regulatory requirements, 4) the qualifications and independence of the independent registered public accounting firm retained for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and 5) the performance of the independent registered public accounting firm and of the internal audit function.

•     Meets regularly with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged.

•     Recommends to the Boards Audit Committee charter revisions and the inclusion of the year-end audited financial statements in the Annual Reports on Form 10-K.

•     Reviews with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, and the year-end audited financial statements.

•     Produces annually a report on certain committee actions for the proxy statement.

Edison International: 6 SCE: 6

(1)	The respective Companies’ Boards have determined that Mr. Sutton is a financial expert under SEC guidelines and is independent under the New York Stock Exchange listing standards.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2007

Compensation and Executive Personnel Committees Robert H. Smith, Chair Bradford M. Freeman Richard T. Schlosberg, III Thomas C. Sutton Brett White

•     Reviews the performance and sets the compensation of designated elected officers, including the Executive Officers.

•     Reviews Director compensation for consideration and action by the Boards.

•     Approves the design of executive and Director compensation programs, plans and arrangements.

•     May elect designated officers and determine their compensation.

•     Produces annually a report on executive compensation for the proxy statement.

Edison International: 4 SCE: 4

Executive Committees

Edison International

John E. Bryson, Chair

Ronald L. Olson

James M. Rosser

Thomas C. Sutton

SCE

Alan J. Fohrer , Chair

John E. Bryson

Ronald L. Olson

James M. Rosser

Thomas C. Sutton

	• Has all the authority of the Boards between meetings except to the extent limited by the California General Corporation Law.	Edison International: 0 SCE: 0

Finance Committees Luis G. Nogales, Chair Vanessa C.L. Chang France A. Córdova Charles B. Curtis Ronald L. Olson James M. Rosser

•     The Edison International Finance Committee reviews the financing plans, capital structure, credit ratings and trust investments for Edison International and its nonutility subsidiaries, and approves certain investments.

•     The SCE Finance Committee reviews and approves the annual capital budget, the five-year capital expenditure outlook, financing plans, capital structure, credit ratings and trust investments of SCE, and approves certain capital projects.

Edison International: 4 SCE: 3

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2007

Nominating/Corporate Governance Committees Richard T. Schlosberg, III, Chair France A. Córdova Charles B. Curtis Bradford M. Freeman Luis G. Nogales Robert H. Smith

•     Periodically consults with management, reviews shareholder recommendations for Director nominees, and identifies and makes recommendations regarding Board composition and selection of candidates for election.

•     Periodically reviews and recommends updates to the Corporate Governance Guidelines applicable to their respective companies.

•     Advises the Boards with respect to corporate governance matters.

•     Oversees the evaluation of the Boards and Committees.

•     Reviews certain related party transactions.

Edison International: 3 SCE: 3

Pricing Committee(2) Alan J. Fohrer, Chair John E. Bryson Luis G. Nogales (alternate member)	• Determines the final terms of any offering, issuance, or sale of Preferred Stock of SCE, in either a private placement or registered offering duly authorized and approved by the SCE Board.	SCE: 0

Compensation and Executive Personnel Subcommittees Robert H. Smith, Chair At least one Compensation and Executive Personnel Committee member appointed by Committee Chair	• May elect designated officers and determine their compensation. • May handle certain substantive and administrative tasks related to executive compensation.	Edison International/ SCE: 0 Took action only by unanimous written consent

(2)	The Chair of the SCE Finance Committee serves as an alternate member.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to the principal executive officers, the principal financial officers, and the other three most highly compensated Executive Officers of Edison International and SCE. These individuals are referred to as the “Named Officers” in this Joint Proxy Statement. For Edison International, the Named Officers for 2007 are John E. Bryson, J.A. Bouknight, Jr., Theodore F. Craver, Jr., Alan J. Fohrer, and Thomas R. McDaniel. For SCE, the Named Officers for 2007 are John E. Bryson, John R. Fielder, Alan J. Fohrer, Polly L. Gault, Thomas M. Noonan and Mahvash Yazdi.

The executive compensation programs are determined and approved by the Compensation and Executive Personnel Committees of the Companies’ Boards of Directors (each a “Committee”). None of the Named Officers is a member of either Committee. Mr. Bryson provides the Committees with recommendations regarding the compensation of other Named Officers, including his recommendations for the compensation of Messrs. Bouknight, Craver, Fohrer and McDaniel, and the recommendations jointly developed by Mr. Bryson and the other Edison International Named Officers for the compensation of Mr. Fielder, Ms. Gault, Mr. Noonan and Ms. Yazdi. The Companies’ respective Committees review these recommendations and determine and approve final compensation. In executive session, the Edison International Committee determines and approves Mr. Bryson’s compensation and, beginning in 2008, determines and approves Mr. Craver’s compensation.

Executive Compensation Program Objectives and Overview

Edison International’s and SCE’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified executives, (2) focus executives’ attention on specific strategic and operating objectives of the Companies, and (3) align executives’ interests with the long-term interests of the Companies’ shareholders and, for SCE, its ratepayers. The material elements of the Companies’ current executive compensation programs for Named Officers include base salary, annual bonus, long-term incentives, retirement benefits, severance benefits, survivor and disability benefits, and perquisites. The Companies believe that each element of the executive compensation program is appropriately structured to help achieve one or more of the compensation objectives described above.

While some of the compensation program elements, such as base salary and annual bonus, are earned and payable on a short-term or current basis, other elements are earned and payable over a longer term or in some cases upon retirement or other termination of employment. Additionally some of the program elements are paid in cash while others are paid in the form of Edison International Common Stock. Some components of compensation are earned based on annual performance, others based on the long-term performance of the Edison International stock price and the Companies’ total shareholder return performance compared to the Companies’ peer group of companies, and some based on continued employment. The Companies believe that the carefully crafted mix of values and interests which make up the executive compensation programs are conducive to meeting the three executive compensation objectives stated above.

The target value of the executive compensation package for each Named Officer is set at approximately the median level for that position among the Companies’ respective peer group companies. All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, annual bonus, and long-term incentive compensation are benchmarked annually while other employee benefits and perquisites are benchmarked at least every three years.

The Committees retain George B. Paulin, Chairman and CEO of Frederic W. Cook & Company, Inc. (“F.W. Cook”), as their independent compensation consultant to assist the Committees in identifying industry trends and norms, reviewing and identifying the appropriate peer group companies, and evaluating relevant executive compensation data for these companies. The Committees selected the Philadelphia Utility Index minus AES Corporation plus Sempra Energy as Edison International’s and SCE’s peer group companies for 2007. This peer group is the same group of companies used last year. AES Corporation was excluded from the group because its mix of business revenues differs significantly from that of Edison International and the other companies in the group, and Sempra Energy was added due to its California nexus. Although the peer group differs from the Dow Jones U.S. Electricity Index and the Philadelphia Utility Index (depicted in the Stock Performance Graph included as part of Edison International’s 2007 Annual Report to Shareholders), all of the companies in the peer group are included in the Dow Jones U.S. Electricity Index, and the Companies believe the constitution of the peer group provides more relevant comparative compensation data for Edison International and SCE than either of these indices.

Because compensation provided under the executive compensation programs is based on the Companies’ and each Named Officer’s performance and on the compensation awarded annually by peer group companies, amounts realized from prior compensation awarded to the Named Officers are generally not factored in.

Current Executive Compensation Program Elements

Base Salaries

Like most companies, Edison International’s and SCE’s policy is to pay Named Officers’ base salaries in cash. To accommodate any Named Officers who may prefer to receive a portion of their base salaries on a deferred basis, the Companies offer Named Officers the choice to elect to defer the receipt of up to 75% of their base salaries under the Executive Deferred Compensation Plan described in the “Non-Qualified Deferred Compensation” section below.

Named Officers do not have a contractual right to receive a fixed base salary. Edison International and SCE annually review the base salary for each Named Officer. This review occurs each February in order to consolidate determination of salaries, long-term incentive awards, and annual bonus targets for the current year and determination of bonuses for the completed year.

The Companies’ general policy is to set base salary guidelines for each position at approximately the median level for comparable executives at the Companies’ peer group companies. Notwithstanding this general policy, the Committees have the ability to, and do, exercise discretion to increase or decrease a particular Named Officer’s base salary for any year based on their judgment of the officer’s individual performance in the prior year and the performance of Edison International and SCE. In determining the appropriate 2007 base salary for each Named Officer, the Committees considered the base salaries earned by comparable executives at the Companies’ peer group companies, each Named Officer’s individual performance during the prior fiscal year, and the performance of Edison International and SCE. The base salary that was paid to each Named Officer in 2007 is the amount reported for such officer in column (c) of the “Summary Compensation Table” below. Mr. Bryson’s salary was 15% above the median for CEOs in the peer group, and Mr. Fohrer’s salary was 10% above the median for utility heads in the peer group. The salaries awarded to Messrs. Bryson and Fohrer by the Committees reflected the outstanding performance of the Companies during the past several years and the Committees’ assessment of the effectiveness of their leadership in attaining that performance.

Annual Bonuses

Edison International’s and SCE’s bonus program for executives is the Edison International Executive Incentive Compensation Plan. Named Officers do not have a contractual right to receive a fixed bonus for any given fiscal year. Instead, target and maximum potential bonus amounts are set by the Committees at the start of each year under the Executive Incentive Compensation Plan. In setting the potential targets and maximums for 2007, the Committees considered the target and actual amounts of bonuses awarded for past years to comparable executives at the Companies’ peer group companies, in line with the Companies’ policy of targeting Named Officers’ compensation at approximately the median level of the Companies’ peer group companies. The 2007 target and maximum bonus amounts for the Named Officers are set forth in the “Grants of Plan-Based Awards”

table below. Bonuses under the Executive Incentive Compensation Plan are determined by the Committees following the end of the related fiscal year based on the results of the Companies’ performance and the performance of each Named Officer against specific objectives set at the beginning of the performance year.

In April 2007, the Edison International shareholders approved the 2007 Performance Incentive Plan, which includes provisions for a cash bonus feature that is designed to qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. The Edison International Committee adopted the 2007 Executive Bonus Program (“2007 Bonus Program”) pursuant to the provisions of the 2007 Performance Incentive Plan. Each participating Named Officer’s overall maximum bonus for 2007 was established under the 2007 Bonus Program as a specified percentage of a bonus pool, with the aggregate bonus pool having a maximum value equal to 1.5% of Edison International’s consolidated earnings from continuing operations during fiscal 2007. The actual bonus payable to a participating Named Officer for 2007 equaled the bonus determined for the officer under the Executive Incentive Compensation Plan, but limited to the officer’s maximum bonus determined under the 2007 Bonus Program. This approach was designed to establish each participating Named Officer’s bonus in a manner that complied with the performance-based compensation requirements of Section 162(m), while still preserving the Committee’s flexibility to determine the actual bonus for each Named Officer under the Executive Incentive Compensation Plan up to the maximum amount determined under the 2007 Bonus Program. Mr. Noonan and Ms. Yazdi did not participate in the 2007 Bonus Program, and their bonuses were determined in the discretion of the Committees solely under the terms of the Executive Incentive Compensation Plan.

The Committees met in February 2008 to evaluate the performance of each of the Companies in 2007 and to determine the actual annual bonuses for 2007. The annual bonuses for each Edison International and SCE Named Officer were determined by the Committees based on the results of Edison International’s, SCE’s, and EMG’s performance, and the performance of each Named Officer. Some strategic objectives are not easily quantifiable, so a formulaic approach or pre-assigned weighing was not used when making the bonus determinations, other than to establish the maximum annual bonus amounts under the 2007 Bonus Program. Each Named Officer’s annual bonus earned for 2007 is set forth in column (g) of the “Summary Compensation Table” below, and, as to each Named Officer covered by the 2007 Bonus Program, is less than the applicable maximum determined under that program. The 2007 bonuses for the Named Officers took into account the successful performance against 2007 goals, with particular emphasis on the following factors.

•	At SCE, achieving significant milestones for the 5-year capital investment plan, including:

•	making capital investments of more than $2.2 billion in infrastructure improvement;

•	advancing implementation of “EdisonSmartConnect,” SCE’s industry-leading advanced metering project, toward full deployment beginning at the end of 2008; and

•	proceeding on schedule with the Tehachapi Renewable Transmission Project and San Onofre Nuclear Generating Station steam generator replacement.

•	At EMG, successfully expanding and diversifying the portfolio, including:

•	placing four wind projects into commercial operation and beginning construction on seven additional projects;

•	making significant additions to EMG’s wind project pipeline; and

•	executing the Edison Mission Marketing and Trading Inc. business plan, including commencing its origination business.

•	Strengthening Edison International’s environmental leadership by:

•	continuing SCE’s national leadership in the procurement of renewable energy;

•	meeting SCE’s goals for energy efficiency savings and demand response capability;

•	expanding EMG’s renewable energy project portfolio; and

•	supporting the development of electric transportation by working in close partnership with major automakers.

•

Strong operating performance of Edison International reflected in core earnings of $3.69 per share and a total shareholder return of 20%, exceeding the performance of the Philadelphia Utility Index and S&P 500.

In addition to evaluating Edison International’s results, the Edison International Committee assessed Mr. Bryson’s performance in 2007 in determining his 2007 bonus. Factors found to be particularly significant in 2007 for Mr. Bryson were:

•	his leadership in increasing the levels of capital investment made at SCE and in supporting the diversified growth platform developed by EMG; and

•	his commitment to strengthening core corporate values such as integrity and continuous improvement in the areas of employee and public safety.

In addition to the accomplishments mentioned above in the areas of the Companies’ growth and operational achievements, Mr. Fohrer’s 2007 bonus reflected his leadership contributing to SCE’s success in the following ways:

•

obtaining constructive regulatory decisions, including Federal Energy Regulatory Commission approval of shareholder incentives for three of SCE’s largest proposed transmission projects and California Public Utilities Commission (“CPUC”) approval of an energy efficiency savings incentive mechanism; and

•	enhancing SCE’s ability to meet record peak electricity demand in California through the construction of four “peaker” generation plants to supply reserve power in key locations.

With regard to the 2007 annual bonuses for Messrs. Bryson and Fohrer, the Committees determined that the above-target performance of the Companies for 2007 was a reflection of their financial, operational and business achievements, progress on key initiatives, leadership strength, and overall impact during the year.

Edison International’s and SCE’s policy is to pay any annual bonuses earned by the Named Officers in cash. To accommodate any Named Officers who may prefer to receive any bonuses they may earn on a deferred basis, the Companies offer Named Officers the choice to elect to defer up to 100% of their annual bonuses under the Executive Deferred Compensation Plan described in the “Non-Qualified Deferred Compensation” section below.

Long-Term Incentives

Edison International’s and SCE’s policy is that the Named Officers’ long-term incentives should be directly linked to the value provided to shareholders of Edison International Common Stock. Therefore, 100% of the Named Officers’ long-term incentives is currently awarded in the form of equity instruments reflecting, or valued by reference to, Edison International’s Common Stock. In 2007, 75% of each Named Officer’s long-term incentive award value was in the form of Edison International non-qualified stock options. The remaining portion of each Named Officer’s long-term incentive award value was in the form of Edison International performance shares. The performance share awards for Named Officers provide for reinvested dividend equivalents; the stock options contain no dividend equivalent rights.

Grants of stock options and performance shares were made to the Named Officers in the first quarter of 2007. The target values of the long-term incentive awards for Named Officers were determined by the Committees based on the peer group median for long-term incentive awards. The grant dates of annual long-term incentive grants are always fixed in advance by the Edison International Committee, and occur after the dates on which the Committee approves the values to be granted and the methodology for converting the values into the number of options and performance shares.

Edison International and SCE chose to award stock options in 2007 to ensure that Named Officers will realize value in this portion of their long-term award only if Edison International shareholders realize value on their shares and to ensure that the value realized by Named Officers will be commensurate with the value realized by shareholders from appreciation in the stock price.

Performance shares were awarded in 2007 to ensure that Named Officers will realize value in this portion of their long-term award only if Edison International performs on a par with, or better than, the Companies’ peer group companies. If Edison International performs below the 40th percentile of the peer group companies in total shareholder return over the three-year performance period, this portion of the award will have no value. Conversely, if Edison International performs above this level, the award’s value will increase as the performance level increases, up to a maximum of two times the target shares if Edison International’s performance is at the 75th percentile or higher of the peer group of companies.

The value of the options and performance shares earned in 2007 as determined under FAS 123R for purposes of the Companies’ financial statements is shown in columns (e) and (f) of the “Summary Compensation Table” below. The “Grants of Plan-Based Awards” table and related narrative “Description of Plan-Based Awards” section below provide additional detail regarding the performance shares and options granted to the Named Officers in 2007, including the estimated performance share payouts at different total shareholder return percentile rankings, and the vesting and other terms that apply to the performance shares and options.

Retirement Benefits

Edison International and SCE provide retirement benefits to the Named Officers under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and 401(k) Plan are both tax-qualified retirement plans in which the Named Officers participate on substantially the same terms as the Companies’ other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, on the maximum amount that may be contributed to a qualified defined-contribution plan, and on the maximum amount of salary that may be taken into consideration in calculating benefits under qualified plans, the benefits that would otherwise be payable to the Named Officers under the SCE Retirement Plan and the 401(k) Plan are limited. Because the Companies do not believe that it is appropriate for the Named Officers’ retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, the Companies have established non-qualified supplemental defined-benefit and defined-contribution retirement plans that permit the Named Officers to receive the full amount of benefits that would be paid under the Companies’ qualified plans but for such limitations.

The Companies’ non-qualified defined-benefit retirement plan is the Executive Retirement Plan. Named Officers’ defined-benefit retirement values are calculated using their full salaries and annual bonuses. Their qualified plan benefits under the SCE Retirement Plan and under the profit sharing benefit feature of the 401(k) Plan and a portion of their Social Security benefits are then subtracted from their total retirement benefit values to arrive at the final benefits payable under the Executive Retirement Plan.

The Executive Retirement Plan uses a formula for benefit calculation that involves a large reduction in value for termination prior to early retirement eligibility (age 55 with at least five years of service) and graded reductions for early retirement at ages prior to age 61. When SCE replaced such a formula with a cash balance approach for the qualified Retirement Plan, the Companies elected to keep the formula for executives because of this retention feature.

The Companies’ non-qualified defined-contribution retirement plan is the Executive Deferred Compensation Plan. Under this plan, Named Officers are permitted to defer up to 75% of their base salaries and up to 100% of their annual bonuses, as well as long-term incentives otherwise payable in cash, including dividend equivalents and a portion of performance share awards. The Companies make a matching deferred contribution on the Named Officers’ base salary deferrals in amounts that are intended to correspond to the matching contribution that would have been made under the 401(k) Plan, and on the Named Officers’ annual bonus deferrals at one-half the rate of matching contributions on salary. Some Named Officers previously were permitted to defer compensation under predecessor deferred compensation plans. Edison International and SCE believe that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Companies is also deferred.

Amounts deferred under the non-qualified deferred compensation plans are credited with interest, as participants essentially are loaning to the Companies, as unsecured general creditors, the amounts they otherwise would have been paid in salary, bonuses or long-term incentive payouts. Interest credits under the Executive Deferred Compensation Plan, and for Mr. Bryson under the 1981A and 1985 Deferred Compensation Plans, are determined based on a Moody’s corporate bond yield rate for public utility bonds averaged over the previous 60 months. A portion of the interest credits on the Named Officers’ deferrals under the plans is considered to be at above-market rates under SEC rules, and is therefore treated as additional compensation and reported in column (h) of the “Summary Compensation Table” below.

The “Pension Benefits” table and related narrative section “Pension and Other Retirement Plans” below describe Edison International’s and SCE’s qualified and non-qualified defined-benefit plans. The “Non-Qualified Deferred Compensation” table and related narrative section “Non-Qualified Deferred Compensation Plans” below describe Edison International’s and SCE’s non-qualified defined-contribution plans.

Severance Benefits

Edison International’s and SCE’s policy regarding severance protection for Named Officers stems from its importance in recruiting and retaining executives. In a competitive environment where executives are commonly being recruited from well-compensated positions in other companies or considering attractive opportunities with other companies, the Companies believe that providing one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason” or other constructive termination in the absence of a change in control. The Companies also provide severance protection for non-executive employees whose positions are eliminated.

The Companies’ plan offers additional benefits in the event of a change in control of Edison International. The Companies believe that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty regarding the continued employment of each Named Officer. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the Named Officers to remain employed with the Companies during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on shareholders’ and ratepayers’ interests during the change in control, the Named Officers would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause in connection with a change in control. The change-in-control severance benefits for Messrs. Fielder and Noonan, Ms. Gault and Ms. Yazdi generally would be equivalent in value to two years’ worth of compensation and benefits, while the change-in-control severance benefits for Messrs. Bryson,

Bouknight, Craver, Fohrer, and McDaniel generally would be equivalent in value to three years’ worth of compensation and benefits. The decision to provide certain Named Officers with potential severance benefits equivalent in value to two or three years’ worth of compensation was driven by the Companies’ view that the most senior executives are the ones likely to face the most employment uncertainty in connection with a change-in-control transaction. Given that none of the Named Officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual bonus, the Companies believe that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate a Named Officer’s employment to avoid paying any severance benefits at all. This is because without a constructive termination severance trigger, following a change in control, an acquiror could materially demote a Named Officer, materially reduce his or her salary and reduce or eliminate his or her annual bonus opportunity to force the Named Officer to terminate his or her own employment, and thereby avoid paying severance.

As part of change-in-control severance benefits, Named Officers would be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that the Companies have determined to be appropriate.

The Companies do not believe that Named Officers should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore the payment of cash severance benefits would only be triggered by an actual or constructive termination of employment. However, if there were a liquidation, a sale of all or substantially all of the Companies’ assets, or a merger or reorganization that resulted in a change in control where Edison International was not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then Named Officers would receive immediate vesting of their outstanding equity awards. Outstanding options would become immediately vested and exercisable, and the Named Officers’ outstanding equity awards that had performance-based vesting conditions would become vested based on performance during a shortened performance period ending on the day prior to the change in control. Although this vesting would occur whether or not a Named Officer’s employment terminated, the Companies believe it is appropriate to fully vest equity awards in change-in-control situations where the equity awards are not assumed, because such a transaction effectively ends the Named Officers’ ability to realize any further value with respect to the equity awards.

Survivor and Disability Benefits

During 2007, the Companies would have provided survivor benefits equivalent to two years’ cash compensation (base salary plus bonus) to beneficiaries of participating Named Officers in the event of an officer’s death during employment. However, effective January 1, 2008, these survivor benefits will be reduced to one year’s cash compensation, except for certain 2007 plan participants who retain two years’ cash compensation coverage. The Executive Deferred Compensation Plan also provides a survivor benefit if a participant dies within ten years of becoming eligible to participate in the plan. The Executive Disability Plan provides for supplemental disability payments to maintain full salary for a disability period of up to one year.

These programs are designed to attract and retain executives by assuring a minimum level of income replacement in case of short-term disability and for survivors in the event of an executive’s death. The Companies previously offered more generous pre- and post-retirement survivor benefits, supplemental retirement, and supplemental long-term disability benefits. One Named Officer retains these benefits and reimburses SCE for the higher cost of these benefits by foregoing a portion of his base salary and retirement benefits, and one Named Officer retains a survivor benefit under the 1985 Deferred Compensation Plan.

The “Potential Payments Upon Termination or Change in Control” section below describes the payments that may be made to the Named Officers in connection with termination of employment, death, disability or change in control.

Perquisites

Edison International and SCE provide the Named Officers with certain perquisites, including estate and financial planning services, automobile-related benefits, and executive health services. In addition, club memberships, home security or spousal travel may be provided in some years to some Named Officers if deemed to serve a business purpose. Perquisites are benchmarked at least every three years and reviewed, revised and approved by the Committees. In 2007, these perquisites were revised to eliminate tax “gross-up” payments on taxable perquisites, other than those pertaining to car services.

The perquisites provided to each Named Officer in 2007 are reported in column (i) of the “Summary Compensation Table” below, and are further described in footnotes (5) and (6) to that table.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, Edison International and SCE have adopted stock ownership guidelines that apply to all of the Named Officers. The guidelines require the Named Officers to own an amount ranging from two to five times their annual base salary in the form of Edison International Common Stock (or equivalents). The guideline for Mr. Bryson is five times his base salary, for Messrs. Bouknight, Craver, Fohrer and McDaniel three times their base salary, and for the remaining Named Officers two times their base salary. The Named Officers are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. Edison International Common Stock owned outright, shares held in the 401(k) Plan and vested and unvested deferred stock units whose payout does not depend on performance measures are included in determining compliance with the guidelines. Shares that Named Officers have the right to acquire through the exercise or payment of stock options, performance shares and other stock-denominated awards are not included in the calculation of stock ownership for guideline purposes until such time as the options or other awards are actually exercised, or paid, as the case may be, and the shares are acquired.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to their chief executive officers and their other most highly compensated executive officers unless certain tests are met. Edison International’s general intention is to design and administer its executive compensation programs to preserve the deductibility of compensation payments to Named Officers. Under the terms of the Edison International 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual bonuses awarded to the Edison International Named Officers are structured to constitute performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code. Nevertheless, Edison International’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

COMPENSATION COMMITTEES’

REPORT(1)

The Edison International and SCE Compensation and Executive Personnel Committees have certain duties and powers as described in their charters. The Committees’ Charters are posted on Edison International’s Internet website at www.edisoninvestor.com under “Corporate Governance.” The Compensation and Executive Personnel Committees are currently composed of the five independent non-employee Directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Compensation and Executive Personnel Committees have reviewed and discussed with management the Compensation Discussion and Analysis section of this Joint Proxy Statement. Based upon this review and the Committees’ discussions, the Edison International and SCE Compensation and Executive Personnel Committees recommended to their respective Boards of Directors that the Compensation Discussion and Analysis section be included in the Edison International and SCE 2007 Annual Reports on Form 10-K and this Joint Proxy Statement.

Compensation and Executive Personnel Committees of the Edison International and SCE Boards of Directors
Robert H. Smith (Chair)	Thomas C. Sutton
Bradford M. Freeman	Brett White
Richard T. Schlosberg, III

(1)

SEC filings sometimes “incorporate information by reference.” This means that the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Edison International or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

COMPENSATION COMMITTEES’

INTERLOCKS AND INSIDER PARTICIPATION

Mr. White became a Committee member on June 29, 2007 upon his election to the Boards; and Mr. Nogales ceased to be a Committee member when the Committees were reappointed on April 26, 2007. The other Committee members whose names appear on the Committees’ Report above were Committee members during all of 2007. Under applicable SEC rules, there were no interlocks or insider participation on the Compensation and Executive Personnel Committees.

PROCESSES AND PROCEDURES FOR CONSIDERATION AND DETERMINATION OF

EXECUTIVE AND DIRECTOR COMPENSATION

The Edison International and SCE Compensation and Executive Personnel Committees (the “Committees”) have the authority to review and determine the compensation paid to the respective “senior officers” of Edison International and SCE, including the Companies’ Chairmen of the Boards, Chief Executive Officers, Presidents, Chief Financial Officers, Vice Presidents, General Counsel, Controllers, Treasurers and Secretaries. The Committees generally determine each senior officer’s compensation following an annual review of the officer’s performance relative to the Companies’ and individual goals and objectives. All of the Named Officers’ compensation is reviewed and determined by the Committees. The Committees review and may make recommendations regarding the compensation paid to the respective non-employee Directors of Edison International and SCE. However, the compensation for these Directors of Edison International and SCE is determined by the respective Boards of Directors.

Each Board of Directors may delegate some or all of the Committees’ authority to review and determine the compensation paid to the Companies’ senior officers, except for the Companies’ Executive Officers’ compensation, to Subcommittees consisting of at least two members of the Committees. However, neither Board of Directors currently intends to delegate all of the Committees’ authority to determine senior officer compensation to a subcommittee, other than certain compensation decisions with respect to non-Executive Officer Vice Presidents and less senior officers. As described above, Mr. Bryson provides recommendations to the Committees regarding the compensation of other Edison International Named Officers, and Mr. Bryson and the other Edison International Named Officers jointly provide recommendations to the Committees regarding the compensation of the other Executive Officers and of other officers with the rank of Vice President or higher. However, the Committees make the final determination of compensation for Mr. Bryson, the Executive Officers, and other senior officers. In addition, under the Companies’ Bylaws, the Chairman of the Board or Chief Executive Officer may approve the salaries of non-senior officers of Edison International or SCE, as applicable (for example, Assistant Secretary).

The Committees have the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Companies’ senior officers, including all of the Named Officers. The Committees have retained Mr. Paulin of F.W. Cook as the Committees’ independent compensation consultant on all matters related to the Companies’ executive compensation programs. The executive compensation consultant is responsible for reviewing the Companies’ total compensation program in relation to business objectives and strategy, advising the Committees of plans or practices that might be made more effective, and ensuring that the Committees are aware of peer company norms and best practices for executive and Director compensation in order to make informed decisions that keep compensation in line with that at peer companies. Interactions between F.W. Cook and the Companies’ management are incidental to its work for the Committees, and F.W. Cook has not performed any other services for the Companies unrelated to executive compensation.

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of the Named Officers for service during 2007 and 2006, with the exception of Mr. Bouknight and Ms. Gault, who were not Named Officers for 2006.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John E. Bryson, Chairman of the Board, President and CEO of Edison International	2007	1,266,615	—	2,302,184	4,879,032	2,200,000	905,878	179,939	11,733,648
	2006	1,210,308	—	2,864,731	5,936,808	1,936,000	494,731	301,361	12,743,937
Alan J. Fohrer, Chairman of the Board and CEO of SCE	2007	674,824	—	432,653	783,795	912,000	716,143	235,031	3,754,446
	2006	643,238	—	889,241	1,779,377	684,000	552,151	286,288	4,834,294
Theodore F. Craver, Jr., Chairman of the Board, President and CEO of EMG and EME	2007	646,067	—	640,198	961,737	865,000	449,647	128,817	3,691,466
	2006	604,461	—	923,831	1,888,983	635,000	513,911	138,270	4,704,456
Thomas R. McDaniel, Executive Vice President, CFO and Treasurer of Edison International	2007	638,694	—	569,273	891,854	762,000	1,032,024	121,412	4,015,257
	2006	611,145	—	912,352	1,840,928	599,000	919,378	87,874	4,970,677
J.A. Bouknight, Jr., Executive Vice President and General Counsel of Edison International	2007	568,714	—	364,491	601,804	720,000	176,377	80,431	2,511,817
John R. Fielder, President of SCE	2007	432,145	—	263,713	614,979	494,000	606,149	70,684	2,481,670
	2006	408,015	—	317,313	707,172	425,000	569,227	72,000	2,498,726
Polly L. Gault, Executive Vice President of Edison International and SCE	2007	346,918	—	127,053	249,318	424,000	236,502	52,158	1,435,949
Mahvash Yazdi, Senior Vice President and Chief Information Officer of Edison International and SCE	2007	379,529	—	118,656	228,928	387,000	252,305	55,908	1,422,326
	2006	364,247	—	300,669	605,182	301,000	245,239	62,511	1,878,848
Thomas M. Noonan, Senior Vice President and CFO of SCE	2007	319,480	—	92,009	155,966	329,000	422,456	65,663	1,384,574
	2006	291,002	—	167,170	368,463	272,000	218,132	69,130	1,385,897

(1)	The principal positions shown are at December 31, 2007.

(2)

Stock awards consist of performance shares granted under the Edison International Equity Compensation Plan. The performance share amounts shown in this Summary Compensation Table reflect the aggregate dollar amounts recognized in 2006 and 2007, as applicable, for financial statement reporting purposes with respect to awards granted in 2004, 2005, 2006 and 2007, disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of performance shares contained in (i) Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2007 Annual Report to Shareholders and (ii) similar footnotes to Edison International’s Consolidated Financial Statements for prior years, each of which notes is incorporated herein by reference. No performance share awards were forfeited by any Named Officer in 2007.

The table below shows the performance share amounts recognized in 2007 for financial statement reporting purposes by year of grant for each Named Officer.

Name	Performance Shares Granted in 2005* ($)	Performance Shares Granted in 2006* ($)	Performance Shares Granted in 2007* ($)	Total Value Recognized in 2007 ($)
John E. Bryson	1,072,051	51,793	1,178,340	2,302,184
Alan J. Fohrer	300,543	15,174	116,936	432,653
Theodore F. Craver, Jr.	515,167	14,082	110,949	640,198
Thomas R. McDaniel	450,682	14,241	104,350	569,273
J.A. Bouknight, Jr.	197,146	78,757	88,588	364,491
John R. Fielder	79,571	7,394	176,748	263,713
Polly L. Gault	55,493	23,784	47,776	127,053
Mahvash Yazdi	83,630	5,517	29,509	118,656
Thomas M. Noonan	63,508	3,391	25,110	92,009

*	For Messrs. Bryson and Fielder, 100% of the value for the entire 2007 performance share grant was recognized in 2007, as they were eligible as of the end of 2007 to be fully vested in their grants upon retirement. The additional amounts shown in the columns “Performance Shares Granted in 2005” and “Performance Shares Granted in 2006” were recognized in 2007 for grants made in prior years, either because those grants had not yet fully vested at the beginning of 2007 or because the FAS 123R rules for liability required that increases in value in 2007 be recognized for a portion of grants that were fully recognized in 2006.

(3)

Option awards consist of non-qualified stock options granted under the Edison International Equity Compensation Plan. The option amounts shown in this Summary Compensation Table reflect the aggregate dollar amounts recognized for financial statement reporting purposes in 2006, with respect to awards granted in 2002, 2003, 2004, 2005 and 2006, and in 2007, with respect to awards granted in 2004, 2005, 2006 and 2007, disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2007 Annual Report to Shareholders and (ii) similar footnotes to Edison International’s Consolidated Financial Statements for prior years, each of which notes is incorporated herein by reference. No option awards were forfeited by any Named Officer in 2007.

The table below shows the option amounts recognized in 2007 for financial statement reporting purposes by year of grant for each Named Officer.

Name	Non-qualified Stock Options Granted in 2004 ($)	Non-qualified Stock Options Granted in 2005 ($)	Non-qualified Stock Options Granted in 2006* ($)	Non-qualified Stock Options Granted in 2007* ($)	Total Value Recognized in 2007 ($)
John E. Bryson	796,387	1,047,394	—	3,035,251	4,879,032
Alan J. Fohrer	264,338	293,629	—	225,828	783,795
Theodore F. Craver, Jr.	238,717	508,729	—	214,291	961,737
Thomas R. McDaniel	247,480	442,875	—	201,499	891,854
J.A. Bouknight, Jr.	—	246,057	184,608	171,139	601,804
John R. Fielder	82,110	77,722	—	455,147	614,979
Polly L. Gault	47,117	54,242	55,695	92,264	249,318
Mahvash Yazdi	90,239	81,713	—	56,976	228,928
Thomas M. Noonan	42,596	64,946	—	48,424	155,966

*	No amount was recognized in 2007 with respect to certain stock options granted in 2006 if the award recipient had satisfied the applicable retirement criteria in 2006 to be eligible for full vesting upon retirement. In this case, the entire financial charge with respect to the grant was recognized in 2006. Mr. Bouknight and Ms. Gault did not satisfy the applicable retirement criteria in 2006 as to these awards and the corresponding financial charges are being taken into account over the applicable vesting period. The retirement age was increased with respect to the 2007 stock option grants and, under the new criteria, only Messrs. Bryson and Fielder were retirement-eligible in 2007 with respect to these awards. Accordingly, 100% of the grant date values of the 2007 stock option grants for Messrs. Bryson and Fielder are reflected above.

(4)

The reported amounts include interest on deferred compensation account balances considered under SEC rules to be at above-market rates in the following amounts: For 2007, Mr. Bryson, $188,312; Mr. Fohrer, $73,687; Mr. Craver, $77,844; Mr. McDaniel, $13,946; Mr. Bouknight, $9,857; Mr. Fielder, $21,502; Ms. Gault, $12,352; Ms. Yazdi, $36,678; and Mr. Noonan, $23,301. For 2006, Mr. Bryson, $315,351; Mr. Fohrer, $104,671; Mr. Craver, $124,587; Mr. McDaniel, $33,752; Mr. Fielder, $25,892; Ms. Yazdi, $51,842; and Mr. Noonan, $29,021. The remaining reported amounts consist of the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under all of the Companies’ defined benefit and actuarial pension plans. The amount for each Named Officer is as follows: For 2007, Mr. Bryson, $717,566; Mr. Fohrer, $642,456; Mr. Craver, $371,803; Mr. McDaniel, $1,018,078; Mr. Bouknight, $166,520; Mr. Fielder, $584,647; Ms. Gault, $224,150; Ms. Yazdi, $215,627; and Mr. Noonan, $399,155. For 2006, Mr. Bryson, $179,380; Mr. Fohrer, $447,480; Mr. Craver, $389,324; Mr. McDaniel, $885,626; Mr. Fielder, $543,335; Ms. Yazdi, $193,397; and Mr. Noonan, $189,111.

(5)

Amounts reported for 2007 include plan contributions (contributions to the 401(k) Plan and the non-qualified 401(k) equalization component of the Executive Deferred Compensation Plan), reimbursement of taxes owed on automobile services and accruals for post-retirement survivor benefits, as indicated in the table below.

Name	Plan Contributions ($)	Tax Reimbursements ($)*	Survivor Benefits** ($)
John E. Bryson	133,797	—	4,780
Alan J. Fohrer	60,850	—	129,339
Theodore F. Craver, Jr.	76,496	6,310	—
Thomas R. McDaniel	56,143	9,698	—
J.A. Bouknight, Jr.	51,029	—	—
John R. Fielder	38,578	—	—
Polly L. Gault	28,445	—	—
Mahvash Yazdi	31,734	—	—
Thomas M. Noonan	35,955	—	—

*	Reimbursements were not provided to Named Officers in 2007 for taxes incurred for the cost of perquisites, except in connection with automobile services provided to certain officers (currently four officers in total, including only Messrs. Craver and McDaniel of the Edison International Named Officers) for business reasons.

**	Includes the cost of post-retirement survivor benefits under the 1985 Deferred Compensation Plan and under survivor income plans retained by one Named Officer. These plans are described in the “Potential Payments upon Termination or Change in Control” section below.

(6)

Additionally, amounts reported for 2007 include the following perquisites: estate and financial planning services, car allowance or the use of a car service (the latter only for Messrs. Craver and McDaniel) and executive health benefits, as well as miscellaneous items such as spousal travel where the spouse was expected to attend a business-related function, recognition gifts, home security, tickets to sports and entertainment events, and club memberships provided to some Named Officers where such provision was deemed to serve a business purpose. Charitable matching gifts are also included. Mr. Bryson is a member of the Edison International and SCE Boards; Mr. Craver is a member of the Edison International Board; and Mr. Fohrer is a member of the SCE Board. As employee Directors, these Named Officers do not receive additional compensation for their services as Directors. However, they are permitted to participate in the charitable matching gift program for Directors described in footnote (5) to the Director Compensation table in the “Director Compensation” section below.

Compensation of Named Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation considered earned by or awarded to the Companies’ Named Officers in 2006 and 2007. The primary elements of each Named Officer’s total compensation reported in the table are base salary, a long-term equity incentive opportunity consisting of non-qualified stock options and performance shares, an annual bonus contingent on performance, an increase in accumulated retirement pension benefits and certain earnings on deferred compensation account balances. Named Officers also earned the other benefits listed in column (i) of the “Summary Compensation Table” above, as further described in footnotes (5) and (6) above.

The Summary Compensation Table should be read in connection with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary is provided in the next section “Description of Salary Amounts.” The “Grants of Plan-Based Awards” table, and the description of the material terms of the nonqualified options, performance shares and bonuses granted in 2007 that follows it, provide information regarding the long-term equity incentives and annual performance bonuses awarded to Named Officers in 2007 that are reported in the “Summary Compensation Table.” The “Outstanding Equity Awards at Fiscal Year End” and “Option Exercises and Stock Vested” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension Benefits” table and related description of the material terms of the Companies’ pension plans describe each Named Officer’s retirement benefits under the Companies’ defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. Similarly, the “Non-Qualified Deferred Compensation” table and related description of the material terms of the Companies’ non-qualified deferred compensation plans provide context to the deferred compensation earnings listed in the “Summary Compensation Table,” and also provide a more complete picture of the potential future payments due to the Companies’ Named Officers. The discussion in the section “Potential Payments Upon Termination or Change in Control” explains the potential future payments that may become payable to the Companies’ Named Officers.

Description of Salary Amounts

Base salary amounts of Named Officers are not fixed by contract. Instead, during February of each year, the Edison International and SCE Compensation and Executive Personnel Committees, as applicable, establish the base salaries for each Named Officer for the fiscal year. In making their determination, the Committees consider the factors discussed in the “Current Executive Compensation Program Elements—Base Salaries” section of the “Compensation Discussion and Analysis” section above.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive plan awards granted to the Named Officers during 2007 under the Edison International Equity Compensation Plan and the potential 2007 target and maximum amount of performance-based annual bonuses payable under the 2007 Bonus Program or the Edison International Executive Incentive Compensation Plan.

Name	Date of Committee Action	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Thresh- old ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number Of Shares of Stock or Units (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
John E. Bryson	2/22/2007	3/5/2007							299,926	47.41	3,035,251
	2/22/2007	3/5/2007				4,822	19,287	38,574			1,094,923
			N/A	1,270,000	2,540,000
Alan J. Fohrer	2/22/2007	3/5/2007							89,260	47.41	903,311
	2/22/2007	3/5/2007				1,435	5,740	11,480			325,860
			N/A	479,500	959,000
Theodore F. Craver, Jr.	2/22/2007	3/5/2007							84,699	47.41	857,154
	2/22/2007	3/5/2007				1,362	5,447	10,894			309,226
			N/A	455,000	910,000
Thomas R. McDaniel	2/22/2007	3/5/2007							79,643	47.41	805,987
	2/22/2007	3/5/2007				1,281	5,122	10,244			290,776
			N/A	448,210	896,420
J.A. Bouknight, Jr.	2/22/2007	3/5/2007							67,641	47.41	684,527
	2/22/2007	3/5/2007				1,088	4,350	8,700			246,950
			N/A	399,700	799,400
John R. Fielder	2/22/2007	3/5/2007							44,975	47.41	455,147
	2/22/2007	3/5/2007				723	2,893	5,786			164,236
			N/A	282,035	564,070
Polly L. Gault	2/22/2007	3/5/2007							36,465	47.41	369,026
	2/22/2007	3/5/2007				586	2,345	4,690			133,126
			N/A	228,670	457,340
Mahvash Yazdi	2/22/2007	3/5/2007							22,520	47.41	227,902
	2/22/2007	3/5/2007				362	1,448	2,896			82,203
			N/A	209,110	418,220
Thomas M. Noonan	2/22/2007	3/5/2007							19,138	47.41	193,677
	2/22/2007	3/5/2007				308	1,231	2,462			69,884
			N/A	177,705	355,410

Note that column (i) “All Other Stock Awards” has been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Officers during 2007.

(1)

Under the Edison International 2007 Bonus Program and the Executive Incentive Compensation Plan, annual performance-based goals as well as other performance-related criteria were determined by the Committees in the first quarter of 2007. Amounts shown in columns (d) and (e) reflect target and maximum bonuses for 2007 under the Executive Incentive Compensation Plan, and do not reflect the maximum bonus payable under the 2007 Bonus Program to participating Named Officers for purposes of Section 162(m). Each participating Named Officer’s maximum bonus under the 2007 Bonus Program is equal to a specified percentage of a bonus pool having a maximum value equal to 1.5% of Edison International’s consolidated earnings from continuing operations during fiscal 2007. The actual amounts awarded by the Committees to each Named Officer for 2007 performance are shown in column (g) of the “Summary Compensation Table” above.

(2)

Grants of performance shares pursuant to the Edison International Equity Compensation Plan, not including shares added by reinvestment of dividend equivalents, as the value of the latter are incorporated in the grant date value of the original grants. The values shown for the performance shares do not correspond to the amounts shown in the table in footnote (2) to the Summary Compensation Table. The values shown in the “Grants of Plan-Based Awards” table are the grant date fair values of the performance share grants. The values shown in that footnote reflect the expense accrued in 2007 for these grants, which differs from the grant date fair values for the portion of the performance shares payable in cash and therefore requiring valuation under FAS 123R in accordance with the rules for liability rather than equity, and also for awards to officers not yet eligible for accelerated vesting upon retirement, where FAS 123R rules call for only partial recognition of the grant date value in 2007.

(3)	Grants of non-qualified stock options pursuant to the Edison International Equity Compensation Plan.

(4)

In 2006 the Edison International Board amended the terms of the Edison International Equity Compensation Plan to provide that the exercise price for all future option grants commencing with grants made in 2007 would be equal to the closing price of a share of Edison International common stock on the grant date. As directed by the Board, no additional awards were granted in 2007 under the Equity Compensation Plan or the Edison International 2000 Equity Plan following the shareholders’ approval of the 2007 Performance Incentive Plan in April 2007.

(5)

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of stock options and performance shares contained in Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2007 Annual Report to Shareholders and incorporated herein by reference.

Description of Plan-Based Awards

Seventy-five percent of each Named Officer’s long-term incentive compensation opportunity for 2007 was awarded in the form of Edison International non-qualified stock options. The remaining portion of each Named Officer’s long-term incentive compensation opportunity for 2007 was awarded in the form of Edison International performance shares. Each Named Officer was also eligible to earn an annual bonus based on 2007 performance, with determination of the actual bonuses made by the Committees in February 2008.

Options

Each stock option granted in 2007 may be exercised to purchase one share of Edison International Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. For these purposes, and in accordance with the terms of the Edison International Equity Compensation Plan as amended in 2006 and in effect on the grant date, fair market value was defined as the closing price of a share of Edison International Common Stock on the applicable grant date. Edison International converts awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies.

Each Named Officer’s stock option award is subject to a four-year vesting period. Subject to each Named Officer’s continued employment, one-fourth of his or her stock option award will vest and become exercisable on each of January 2, 2008, January 2, 2009, January 2, 2010 and January 2, 2011. Each Named Officer’s stock option award may also become vested depending on the circumstances of his or her termination of employment. If a Named Officer terminates employment after attaining age 65 or after attaining age 61 with five years of service, his or her stock option award will vest and continue to become exercisable as scheduled, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer terminates employment because of death or permanent and total disability, his or her stock option award will immediately vest and become exercisable. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her stock option award will become vested and exercisable and one additional year of vesting credit will be applied. If a Named Officer’s employment terminates for any other reason, the unvested portion of his or her stock option award will immediately terminate.

Once vested, each stock option will generally remain exercisable until January 3, 2017. However, vested options may terminate earlier if the Named Officer’s employment terminates. See the further discussion in footnote (2) to the table below entitled “Outstanding Equity Awards at Fiscal Year-End.”

If there were a change in control of Edison International, the stock option awards would become fully vested and exercisable, unless the Edison International Compensation and Executive Personnel Committee determined that the vesting of the options should not be accelerated because it had provided for the substitution, assumption, exchange or other continuation or settlement of outstanding options. Any options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Each Named Officer’s stock option award contains a non-competition requirement. If the Named Officer renders any services for any organization in any business that competes with the Companies’ business prior to or during the six-month period following any option exercise, Edison International may rescind such exercise. In connection with any rescission, the Named Officer is required to return any gain from the option exercise to Edison International.

Each Named Officer’s 2007 stock option award was granted under, and is subject to the terms of, the Edison International Equity Compensation Plan. The plan is administered by the Edison International Board of Directors and the Compensation and Executive Personnel Committee of the Edison International Board of Directors. The Board and the Committee have the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that participants satisfy any required withholding taxes.

Stock option awards are generally only transferable to a beneficiary of a Named Officer upon his or her death. However, stock option awards granted to Messrs. Bryson, Craver, Fohrer and McDaniel are transferable to a spouse, child or grandchild, or entities established for such persons’ benefit.

Performance Shares

The performance shares awarded to each Named Officer are stock-based units. Each unit is a contractual right to receive one share of Edison International Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied.

As long as each Named Officer continues to remain an employee, 2007 performance shares become earned and vested based on Edison International’s comparative total shareholder return over a three-year performance period beginning on January 1, 2007 and ending on December 31, 2009. Edison International’s comparative total shareholder return is determined based on the percentile ranking of Edison International total shareholder return for the performance period compared to the total shareholder return for the same period for each stock comprising the Philadelphia Utility Index at the end of the performance period, adjusted to delete AES Corporation and to add Sempra Energy.

Edison International’s total shareholder return ranking must be at the 40th percentile to achieve the threshold payout number indicated in column (f) of the “Grants of Plan-Based Awards” table above. For each Named Officer, the threshold payout number is approximately equal to 25% of the target payout number. The target number of shares shown in column (g) above will be paid if Edison International’s total shareholder return ranking is at the 50th percentile. If Edison International’s total shareholder return ranking is at the 75th percentile or higher, twice the target number of shares will be paid, which is the maximum number of shares shown in column (h) above. If Edison International achieves a total shareholder return ranking between any of the percentiles specified above, the number of shares paid out will be interpolated on a straight-line basis. The performance shares generally are paid half in Common Stock and half in cash having a value equal to the Common Stock that otherwise would have been delivered. Edison International will convert awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies.

If a Named Officer’s employment terminates before the end of the performance period, all of the performance shares awarded to such officer generally will terminate for no value. However, Named Officers will retain all or a portion of their awarded performance shares if their employment terminates for certain specified reasons. If a Named Officer terminates employment after attaining age 65, or after attaining age 61 with five years of service, his or her performance shares will be retained, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer terminates employment because of death or permanent and total disability, his or her performance shares will be retained. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her performance shares will be retained and one additional year of service credit will be applied. Any performance shares retained following termination under any of these provisions will become earned and payable based on Edison International’s achievement of the total shareholder return rankings described above.

If there were a change in control of Edison International, the performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would become earned, if at all, based on Edison International’s total shareholder return ranking during the shortened performance period. However, the performance period would not be shortened if the Edison International Committee provided for the substitution, assumption, exchange or other continuation or settlement of outstanding performance shares. Any performance shares that became earned during the shortened performance period associated with a change in control would be paid in cash within 30 days after the change in control, and any performance shares that did not become earned would terminate for no value on the date of the change in control.

The performance shares are not actual shares of Common Stock, but instead are contractual rights to receive shares of Common Stock and cash payments based on the Common Stock’s value. Performance shares do not carry voting rights and they generally may not be transferred, except to a beneficiary of a Named Officer upon his or her death (and for Messrs. Bryson, Craver, Fohrer and McDaniel, to a spouse, child or grandchild, or entities established for such persons’ benefit). The performance share awards for Named Officers provide for reinvested dividend equivalents. For each dividend on Edison International Common Stock for which the ex-dividend date falls within the performance period, participants will be credited with an additional number of target contingent performance shares. Any target performance shares so added will be subject to the same terms, conditions and restrictions as the original performance shares to which they relate.

Named Officers may elect to defer payment of the portion of performance shares payable in cash, under the terms of the Executive Deferred Compensation Plan.

Each Named Officer’s performance shares were granted under, and are subject to the terms of, the Edison International Equity Compensation Plan. The plan is administered by the Edison International Board of Directors and the Compensation and Executive Personnel Committee of the Edison International Board of Directors. The Board and the Committee have the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding performance shares to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that participants satisfy any required withholding taxes.

Bonuses

As described above, Named Officer bonuses are determined in accordance with the Executive Incentive Compensation Plan and the 2007 Bonus Program. Each Named Officer’s target and maximum potential bonus amounts under the Executive Incentive Compensation Plan for 2007 were set by the Committees in February 2007. Each Named Officer’s maximum bonus, other than the bonus opportunities for Mr. Noonan and Ms. Yazdi, was also subject to the maximum bonus limitations established under the 2007 Bonus Program.

The final amount of each Named Officer’s annual bonus is discretionary, but the Committees consider performance of the Companies against corporate objectives established for the year and the performance of each Named Officer. The amount of each Named Officer’s bonus for 2007 was determined by the applicable Committee in February 2008. In making these determinations, the Committees considered the factors discussed in the “Annual Bonuses” section of the “Compensation Discussion and Analysis” section above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards(1) held by each Named Officer at the end of 2007.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3) (#)	Option Exercise Price ($)	Option Expiration Date(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) ($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)
John E. Bryson	227,800	—	28.1250	1/2/2009	—	—
	265,291	—	18.7250	5/30/2012	—	—
	330,124	—	12.2900	1/2/2013	—	—
	290,654	96,884	21.8750	1/2/2014	—	—
	179,502	179,502	31.9350	1/2/2015	—	—
	55,188	165,563	44.2950	1/4/2016	72,438	3,866,016
	—	299,926	47.4100	1/3/2017	38,574	2,058,694
Alan J. Fohrer	—	32,158	21.8750	1/2/2014	—	—
	50,322	50,322	31.9350	1/2/2015	—	—
	16,169	48,504	44.2950	1/4/2016	21,222	1,132,618
	—	89,260	47.4100	1/3/2017	11,480	612,688
Theodore F. Craver, Jr.	16,887	—	28.1250	1/2/2009	—	—
	87,124	29,041	21.8750	1/2/2014	—	—
	50,322	50,322	31.9350	1/2/2015	—	—
	36,000	36,000	32.7100	1/2/2015	—	—
	15,005	45,015	44.2950	1/4/2016	19,695	1,051,122
	—	84,699	47.4100	1/3/2017	10,894	581,413
Thomas R. McDaniel	16,700	—	28.1250	1/2/2009	—	—
	73,100	—	25.1875	1/4/2010	—	—
	75,568	—	18.7250	5/30/2012	—	—
	102,246	—	12.2900	1/2/2013	—	—
	90,321	30,107	21.8750	1/2/2014	—	—
	47,227	47,227	31.9350	1/2/2015	—	—
	28,000	28,000	32.7100	1/2/2015	—	—
	15,174	45,522	44.2950	1/4/2016	19,917	1,062,970
	—	79,643	47.4100	1/3/2017	10,244	546,722
J.A. Bouknight, Jr.	34,510	34,509	40.8300	1/2/2015	—	—
	12,758	38,274	44.2950	1/4/2016	16,746	893,734
	—	67,641	47.4100	1/3/2017	8,700	464,319

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2)(3) (#)	Option Exercise Price ($)	Option Expiration Date(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(4) ($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)
John R. Fielder	14,402	—	28.1250	1/2/2009	—	—
	33,255	—	12.2900	1/2/2013	—	—
	29,970	9,989	21.8750	1/2/2014	—	—
	13,320	13,320	31.9350	1/2/2015	—	—
	7,877	23,629	44.2950	1/4/2016	10,341	551,899
	—	44,975	47.4100	1/3/2017	5,786	308,799
Polly L. Gault	—	5,732	21.8750	1/2/2014	—	—
	—	9,295	31.9350	1/2/2015	—	—
	—	11,548	44.2950	1/4/2016	5,055	269,785
	—	36,465	47.4100	1/3/2017	4,690	250,305
Mahvash Yazdi	14,531	—	12.2900	1/2/2013	—	—
	32,934	10,978	21.8750	1/2/2014	—	—
	14,004	14,003	31.9350	1/2/2015	—	—
	5,878	17,631	44.2950	1/4/2016	7,716	411,803
	—	22,520	47.4100	1/3/2017	2,896	154,560
Thomas M. Noonan	—	5,182	21.8750	1/2/2014	—	—
	—	7,596	31.9350	1/2/2015	—	—
	—	3,078	37.1450	1/2/2015	—	—
	3,612	10,835	44.2950	1/4/2016	4,743	253,134
	—	19,138	47.4100	1/3/2017	2,462	131,397

Note that column (d) “Equity Incentive Plan Awards,” column (g) “Number of Shares or Units of Stock That Have Not Vested” and column (h) “Market Value of Shares or Units of Stock That Have Not Vested” have each been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2007.

(1)	Outstanding equity awards at fiscal year-end consist of non-qualified stock options and performance shares.

(2)

Subject to each Named Officer’s continued employment, each unvested stock option grant generally becomes vested in equal annual installments over a four-year vesting period. The vesting of stock options also may be accelerated in connection with any of the events described below. All exercisable options are currently vested. Exercisable options and any unexercisable options that subsequently become exercisable will generally expire earlier than the normal expiration date shown if the Named Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within 180 days after the date of termination of employment. However, exercisable stock options will generally remain exercisable until the normal expiration date if the termination of employment is due to retirement, death or permanent and total disability. In addition, exercisable options will generally remain exercisable for one year following any involuntary termination not for cause. The exercisable options, and any unexercisable options that may become vested in connection with a change in control of Edison International, may also terminate earlier than the normal expiration date if there is such a change in control.

(3)

The unexercisable options are unvested, and will immediately terminate and be forfeited without any value if the Named Officer’s employment terminates for reasons other than (i) retirement, (ii) death, (iii) permanent and total disability or (iv) involuntary termination not for cause. Depending on the timing and circumstances, a portion of each Named Officer’s unexercisable options may also terminate upon a termination of employment due to retirement, death, permanent and total disability or an involuntary termination not for cause. The age at which an executive becomes eligible for accelerated vesting of options upon retirement was increased from 55 to 61, effective with the 2007 grants.

(4)

Subject to each Named Officer’s continued employment, performance shares generally become earned and vested based on Edison International’s comparative total shareholder return over a three-year performance period. Although outstanding performance shares are generally forfeited for no value if a Named Officer’s employment terminates prior to the end of the performance period, a Named Officer will vest in all or a portion of his or her outstanding performance shares if his or her employment terminates for retirement, death, disability or involuntary severance not for cause. The age at which an executive becomes eligible for full or pro-rated vesting of target performance shares upon retirement was increased from 55 to 61 effective with the 2007 grants. Outstanding performance shares also may become earned and vested in connection with a change in control. The number of performance shares shown for each Named Officer in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table above is, for the 2006 performance share grants, the number of shares that may become earned if Edison International’s total shareholder return is at the 90th percentile or higher of the comparison group of companies, and, for the 2007 performance share grants, the number of shares that may become earned if Edison International’s total shareholder return is at the 75th percentile or higher of the comparison group of companies. These are the maximum numbers of shares that may become payable (not including shares added by reinvestment of dividend equivalents) and are for the 2006 grants three times and for the 2007 grants two times the target number of shares originally awarded to each Named Officer. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of Edison International Common Stock on the last market day of 2007.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options by Named Officers during 2007, and on the vesting in 2007 of performance shares granted in 2005 to the Named Officers and earned based on comparative shareholder return performance.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)	(e)
John E. Bryson	160,000	4,869,648	55,939	3,193,010
Alan J. Fohrer	57,720	2,256,795	15,683	895,197
Theodore F. Craver, Jr.	239,731	7,643,707	26,883	1,534,493
Thomas R. McDaniel	9,300	282,355	23,518	1,342,430
J.A. Bouknight, Jr.	—	—	10,288	587,239
John R. Fielder	27,712	867,009	4,152	236,996
Polly L. Gault	59,339	1,907,235	2,898	165,395
Mahvash Yazdi	45,652	1,156,286	4,365	249,143
Thomas M. Noonan	20,345	380,389	3,317	189,323

(1)

The amounts shown for value realized on exercise of stock options equal the differences between (i) the market price of Edison International Common Stock on the exercise date and (ii) the exercise price of those options.

(2)

Only a portion of the performance shares was paid as shares of Edison International Common Stock, with the remaining portion paid as cash or deferred. The amounts shown for stock awards equal the product of (i) the number of performance shares actually becoming earned and vested based on Edison International’s comparative total shareholder return for the three-year performance period ending on December 31, 2007 including both performance shares payable in shares of Edison International Common Stock and shares payable in cash, and (ii) the average of the high and low market prices of Edison International Common Stock on December 31, 2007 plus $3.295 in dividend equivalents per share. The following Named Officers elected to defer a portion of the cash proceeds from these performance shares under the Executive Deferred Compensation Plan: Mr. Fohrer, $473,469; Mr. Fielder, $125,339; and Mr. Noonan, $100,147.

PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Officers under the Companies’ qualified and non-qualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service(1) (2) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
John E. Bryson	SCE Retirement Plan	24	974,198	—
	SCE Executive Retirement Plan	24	15,842,202	—
	Edison International Retirement Plan for Directors	8	—	340,724
Alan J. Fohrer	SCE Retirement Plan	35	1,055,233	—
	SCE Executive Retirement Plan	35	5,894,185	—
Theodore F. Craver, Jr.	SCE Retirement Plan	11	213,557	—
	SCE Executive Retirement Plan	11	2,732,646	—
Thomas R. McDaniel	SCE Retirement Plan	37	1,163,133	—
	SCE Executive Retirement Plan	37	12,830,764	—
J.A. Bouknight, Jr.	SCE Retirement Plan	3	30,642	—
	SCE Executive Retirement Plan	3	254,686	—
John R. Fielder	SCE Retirement Plan	38	1,396,432	—
	SCE Executive Retirement Plan	38	4,250,123	—
Polly L. Gault	SCE Retirement Plan	10	149,384	—
	SCE Executive Retirement Plan	10	812,387	—
Mahvash Yazdi	SCE Retirement Plan	11	194,263	—
	SCE Executive Retirement Plan	11	1,282,768	—
Thomas M. Noonan	SCE Retirement Plan	30	893,936	—
	SCE Executive Retirement Plan	30	1,636,893	—

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2007 assuming that each Named Officer retires at the later of that date or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the SCE Executive Retirement Plan and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, each included as part of Edison International’s 2007 Annual Report to Shareholders and incorporated herein by reference.

(2)

Mr. Bryson was credited with eight years of service as a Director under the Edison International Retirement Plan for Directors before benefit accruals for that plan were frozen in 1997. He received payment of the benefits from that plan in 2007.

Pension and Other Retirement Plans

Edison International and SCE maintain two primary defined-benefit pension plans covering the Named Officers. The SCE Retirement Plan is the Companies’ qualified defined-benefit employee retirement plan, and the Named Officers participate in this plan on the same general terms as the Companies’ other eligible employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a funded defined benefit plan, the pension benefits that would otherwise be payable to the Named Officers under the SCE Retirement Plan’s benefit formula are limited. The SCE Executive Retirement Plan is an unfunded benefit equalization plan of the type permitted by ERISA designed to allow Named Officers and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for such limitations, as well as certain additional benefits. The material terms of the SCE Retirement Plan and the SCE Executive Retirement Plan are described below, as is the frozen Edison International Retirement Plan for Directors in which Mr. Bryson participated.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Upon separation from employment, eligible participants may elect a full lump sum distribution of their benefit. Alternatively, participants may elect to receive benefits in the form of a life annuity, a joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married plan participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent alternative election. The Companies pay the full cost of the spousal survivor annuity benefit. For single plan participants the single life annuity option is likewise the automatic payment method.

Eligible employees have cash balance accounts that earn interest credited monthly. For most participants, beginning February 2008, interest credits are based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year, while interest credits for 2007 and January 2008 were based on the average 30-year Treasury Bond Rate, as determined by the Internal Revenue Service, for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received as long as the participant is employed by the participating company. An additional $100 credit is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

If an employee earned benefits under the Plan before the cash balance features were adopted, the employee may be eligible for certain transition benefits. Eligible participants earned transition credits each month ranging from 3% to 6% of pay (based on points), for up to eight years from the date the individual’s cash balance account was established as long as the participant was employed by one of the Companies. If the eligible participant is “grandfathered” (at least age 50 or with 60 points as of the date the individual’s cash balance account was established), the employee also accrues benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

Prior to February 1, 2008, benefits became vested at the rate of 20% per year of service with full vesting after five years. The vesting schedule changed effective February 1, 2008, so that full vesting occurs after three years of service. Employees hired on or after February 1, 2008 have 0% vesting until they have three years of service. Benefits also vest immediately upon attainment of age 65 or upon death while in active service.

The plan formula for grandfathered employees includes benefit reductions for termination prior to age 55 with benefit commencement prior to age 65 or early retirement with benefit commencement prior to age 61.

Under the grandfathered formula, the age 55 pension benefit for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the age 55 pension benefit for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available at age 61 and above. As of the end of 2007, Messrs. Bryson, Craver, Fohrer, Fielder, McDaniel, and Noonan were eligible for early retirement benefits under this formula, but only Messrs. Bryson and Fielder were eligible for an unreduced benefit.

SCE Executive Retirement Plan

Except where noted below, the following discussion describes the terms of the SCE Executive Retirement Plan as in effect on December 31, 2007. The plan was amended effective as of January 1, 2008 in connection with the Companies’ review of their executive compensation plans for compliance with the provisions of Section 409A of the Internal Revenue Code. In addition to changes made for purposes of complying with Section 409A, certain provisions previously found in the Companies’ other executive compensation plans that related to the SCE Executive Retirement Plan were moved from those other plans and into the SCE Executive Retirement Plan in order to streamline the administration of the Companies’ executive compensation plans. The Companies do not believe any of these amendments materially changed the benefits payable to the Named Officers.

Key employees of Edison International and SCE, including the Named Officers, are eligible to participate in the SCE Executive Retirement Plan. Annual benefits under the plan are equal to a percentage of each Named Officer’s base salary and annual cash incentive bonus earned in the 36 months when the total of these payments was the highest (the 36 months need not be consecutive; however the plan was amended in 2007 to provide that effective in 2008, highest average pay would be determined on a consecutive 36-month basis for those not grandfathered in the prior provisions). The benefit percentage applied to the average base salary and cash incentive bonus amount described above is equal to 1 3/4% per year for the first 30 years of service, 52 1/2% upon completion of 30 years of service, and 1% for each year in excess of 30. All Named Officers except Mr. Fohrer receive an additional service percentage of  3/4% per year for the first ten years of service, which results in 7 1/2% upon completion of ten years of service. Mr. Fohrer agreed to forego this enhancement when he elected to retain supplemental benefits under prior plans. The actual benefit payable under the plan is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) plan accounts derived from profit sharing contributions, if any, made by the Companies to the Named Officers’ 401(k) Plan accounts.

Depending on the manner in which a Named Officer’s employment terminates, Named Officers may receive additional years of service and age credits under the plan pursuant to the Executive Severance Plan described below under the heading “Potential Payments Upon Termination or Change in Control.”

Participants become vested in their benefits payable under the plan after completing five years of service, or upon their earlier death or permanent and total disability, or upon becoming eligible for executive severance benefits under the Executive Severance Plan. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy. Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. The value of the alternative monthly installment payments will be calculated in such a way that equal monthly payments on the first day of each month for the remainder of the payout period would bring the participant’s balance to zero by the end of the elected payout period. During the 60-month or 120-month payout period, the balance in the account earns interest at a rate equal to that credited to cash balance accounts in the SCE Retirement Plan, which is described above. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary severance not for cause, vested benefits will be paid out after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all of his or her benefits under the plan will be forfeited.

Beginning in 2008, participants will have sub-accounts for each annual accrual for which the following payout elections may be elected: single lump-sum on a specified date upon or after retirement; two to ten annual or semi-annual installments commencing on a specified date upon or after retirement; monthly installments after retirement over 60 to 180 months commencing on a specified date or upon retirement; any combination of the above; or in the form of a joint and survivor annuity with a 50% spousal survivor benefit following the death of the participant, or a contingent annuity commencing upon retirement. Each of these payout elections is available regardless of the participant’s termination of employment; however, payout will not occur before a participant reaches age 55 other than in the case of death or disability.

The formula for benefits under the Plan includes benefit reductions for termination prior to age 55 or early retirement prior to age 61. Under the formula, the benefit for an officer terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit. At age 55 with at least five years of service, an officer is eligible for a benefit that is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for retirement at ages 56 through 60. An unreduced benefit is available to those age 61 and above. As of December 2007, all of the Named Officers except Mr. Bouknight and Ms. Gault were eligible for early retirement benefits under the plan, but only Messrs. Bryson and Fielder were eligible for an unreduced benefit.

Under the terms of an agreement with Mr. Bouknight entered into at the time he was hired, Mr. Bouknight will be eligible for four extra years of service credit for calculating benefits in this plan, provided he remains employed with Edison International through July 2009, plus a fifth extra year of service if he remains employed through July 2010. If Mr. Bouknight’s employment terminates before July 2009 as a result of his death, disability or a termination of employment that would entitle him to severance benefits under the Executive Severance Plan described below, Mr. Bouknight will receive a number of extra years of service credit equal to his number of years of actual employment with Edison International.

Retirement Plan for Directors

As a Director of Edison International and SCE, Mr. Bryson was eligible to participate in the Companies’ Retirement Plan for Directors before benefit accruals under that plan were frozen at the end of 1997. In connection with amendments made to the plan in 2006 to bring it into compliance with certain new rules established under Section 409A of the Internal Revenue Code and in accordance with related transition relief afforded by the IRS, Mr. Bryson elected in 2006 to receive a distribution in 2007 of the present value of his accrued benefits under the plan. That distribution has occurred and he no longer has a benefit under the plan.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Officers’ deferred compensation balances during 2007, and also shows the total deferred amounts for the Named Officers at the end of 2007.(1)

Name	Plan	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
John E. Bryson	Executive Deferred Compensation Plan	191,572	120,297	745,094	—	11,851,816
	1985 Executive Deferred Compensation Plan	—	—	553,707	—	8,732,539
	1981A Deferred Compensation Plan	—	—	149,918	—	2,364,362
Alan J. Fohrer	Executive Deferred Compensation Plan	1,495,715	47,350	566,886	—	9,139,005
Theodore F. Craver, Jr.	Executive Deferred Compensation Plan	634,260	44,146	598,868	—	9,747,055
Thomas R. McDaniel	Executive Deferred Compensation Plan	584,913	42,643	103,909	—	1,997,288
	Affiliate Option Deferred Compensation Plan	—	—	88,891	—	1,553,326
J.A. Bouknight, Jr.	Executive Deferred Compensation Plan	629,081	37,529	75,835	—	1,376,455
John R. Fielder	Executive Deferred Compensation Plan	725,972	25,078	165,417	—	2,770,940
Polly L. Gault	Executive Deferred Compensation Plan	390,979	14,945	95,029	—	1,581,427
Mahvash Yazdi	Executive Deferred Compensation Plan	729,515	18,234	282,171	—	4,610,490
Thomas M. Noonan	Executive Deferred Compensation Plan	707,889	22,455	179,263	—	3,019,421

(1)

The balances shown in this table represent compensation already reportable in the “Summary Compensation Table” in this and prior proxy statements, except for the portion of interest not considered above-market under disclosure rules. Although the compensation was earned, the officers chose not to have the compensation paid out, but instead deferred it, essentially loaning it to the Companies as unsecured general creditors, in return for interest paid at a rate commensurate with the Companies’ cost of capital.

(2)

All of the amounts reported as executive and registrant contributions in 2007 are also included as compensation for each Named Officer in the appropriate columns of the “Summary Compensation Table” above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated, or represent deferrals of performance share proceeds from performance shares granted in 2004.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation for each Named Officer in column (h) of the “Summary Compensation Table” above. These amounts are listed in footnote (4) to the “Summary Compensation Table” above.

Non-Qualified Deferred Compensation Plans

Edison International and SCE permit the Named Officers and other key employees to elect to receive a portion of their compensation on a deferred basis. Deferrals of compensation during the 2007 fiscal year and in recent years have been made under the Edison International Executive Deferred Compensation Plan. The deferred compensation balances shown in column (f) above for Messrs. Bryson and McDaniel also include deferrals (and earnings thereon) that were made under predecessor deferred compensation plans. Certain material terms of the Executive Deferred Compensation Plan and the predecessor deferred compensation plans are discussed below.

Executive Deferred Compensation Plan

Except where noted below, the following discussion describes the terms of the Edison International Executive Deferred Compensation Plan as in effect on December 31, 2007. The plan was amended effective as of January 1, 2008 in connection with the Companies’ review of their executive compensation plans for compliance with the provisions of Section 409A of the Internal Revenue Code. In addition to changes made for purposes of complying with Section 409A of the Internal Revenue Code, certain provisions previously found in the Companies’ other executive compensation plans that related to the Edison International Executive Deferred Compensation Plan were moved from those other plans and into the Executive Deferred Compensation Plan in order to streamline the administration of the Companies’ executive compensation plans. The Companies do not believe any of these amendments materially changed the benefits payable to the Named Officers.

Under the plan, each Named Officer may elect to defer up to 75% of his or her base salary and up to 100% of any annual cash bonus he or she may earn. Edison International also has the discretion to permit Named Officers to elect to defer up to 100% of any special retention, recognition or severance award that may become payable. Dividend equivalents associated with stock options and the cash portion of performance share payouts also are subject to deferral at the election of the Named Officers.

To equalize benefits provided under the Companies’ qualified defined-contribution 401(k) Plan that are lost due to limits under ERISA and the Internal Revenue Code, the Companies make a matching contribution in respect of certain deferrals under the plan. The maximum matching contribution is equal to a maximum of 3% of each Named Officer’s annual bonus and 6% of the portion of each Named Officer’s base salary that is deferred and 6% of the portion, if any, of non-deferred salary that exceeds Internal Revenue Code limits. Named Officers become vested in their matching contributions and earnings on these contributions after completing five years of service, or upon retirement, death or disability.

Amounts deferred under the plan (including earnings and matching contributions) accrue interest until paid out. The interest crediting rate on each Named Officer’s account balance each year since 2003 has been equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending in October of the prior year. Edison International established this interest rate for all participants in the plan, and has reserved the discretion to change the applicable interest rate on a prospective basis.

Amounts may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment. Each Named Officer may elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the plan, and deferred amounts may also be paid out in connection with a change in control of Edison International or SCE in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a Named Officer; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals also may be permitted at the discretion of

Edison International. For a description of the survivor benefits available under this plan see the “Potential Payments Upon Termination or Change in Control – Deferred Compensation Plans” section below. Beginning in 2008, participants will have sub-accounts for each of their annual deferral elections for which they may choose from among various payout options substantially similar to those described above under the section “Pension Benefits – SCE Executive Retirement Plan”. However, unlike under the Executive Retirement Plan, participants may elect to receive a payout of their sub-account balances on a specified date, or in installments determined by reference to a specified date, that is prior to retirement. Also, life annuity forms of payment are not available under the deferred compensation plans.

All amounts payable under this plan are treated as obligations of the Edison International affiliate that employs the particular Named Officer.

1981A and 1985 Deferred Compensation Plans

Mr. Bryson was a participant in two prior plans, the 1981A and 1985 Deferred Compensation Plans. Account balances under the 1981A plan included a portion of amounts deferred during the period 1981 to 1985. Participants deferred compensation under the 1985 Deferred Compensation Plan during the period 1985 to 1990. Interest rates under these plans were previously set, respectively, with reference to SCE’s composite cost of capital and the Moody’s AAA Seasoned Corporate Bond Yield during the deferral period, but beginning in 2004, the interest rates and payment terms for Mr. Bryson’s accounts under these two plans were changed to correspond to those for grandfathered accounts under the Executive Deferred Compensation Plan, under an agreement reached with Mr. Bryson in 2003. Additionally, the agreement provided that the survivor benefit under the 1985 Plan would be retained, and that payment of the accounts must commence no later than the month in which Mr. Bryson attains age 72. The amounts payable under these two plans are treated as obligations of SCE. The survivor benefits under the 1985 Plan are described in the “Potential Payments Upon Termination or Change in Control” section below.

Affiliate Option Deferred Compensation Plan

Mr. McDaniel was a participant in the Affiliate Option Deferred Compensation Plan, under which he deferred proceeds from the exchange in 2000 of Edison Capital Affiliate Options for cash awards. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 preceding each calendar year. Payment terms are substantially the same as those for grandfathered accounts under the Executive Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following plans provide benefits that may become payable to certain Named Officers, depending on the circumstances surrounding their termination of employment with the Companies. When listing the potential payments to the Named Officers under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurs on December 31, 2007 and that the price per share of Edison International Common Stock is equal to the closing price on the final trading day of 2007, December 31. Please see the “Compensation Discussion and Analysis – Severance Benefits” section above for a discussion of how the payments and benefits presented below were determined.

The Edison International Executive Severance Plan described below was amended effective as of January 1, 2008 in connection with the Companies’ review of their executive compensation plans for compliance with Section 409A of the Internal Revenue Code. As part of these amendments and in order to streamline the administration of the Companies’ executive compensation plans, certain severance provisions were moved from the Severance Plan and added to the plan directly providing the benefits (e.g., severance provisions related to the Executive Retirement Plan were removed from the Executive Severance Plan and added to the Executive Retirement Plan). The Companies do not believe any of these amendments materially changed the amount or types of severance benefits payable to the Named Officers.

Executive Severance Plan

Edison International provides severance benefits and change-in-control benefits to certain key employees, including all of the Named Officers, under the Edison International Executive Severance Plan (the “Severance Plan”).

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is terminated by his or her employer without cause and other than due to the executive’s disability.

Severance benefits payable upon an involuntary termination without cause generally include: (1) cash severance benefits consisting of an amount equal to a year’s base salary, an amount equal to the target bonus, and an amount equal to a pro rata portion of such target bonus for the portion of the calendar year employed prior to severance, (2) an additional year of health benefits, (3) full vesting and an additional year of service and age credits for the purposes of calculating the executive’s pension benefit under the Executive Retirement Plan described above, (4) an additional year’s worth of vesting of stock options and dividend equivalents awarded in connection with the stock options, (5) an additional year’s worth of vesting of any outstanding performance shares that become earned based on performance, (6) a period of one year to exercise any vested stock options, (7) reimbursement of up to $10,000 for estate and financial planning services and up to $1,500 for physical examination and preventive health care costs incurred within the year following termination of employment (although estate and financial planning reimbursement will continue for five years if the Named Officer is retirement eligible or becomes so with the additional year of service and age credits), (8) continued participation for one year in the Survivor Benefit Plan or the component parts of the Executive Supplemental Benefit Program described below, (9) reimbursement of up to $20,000 for outplacement costs incurred within two years following termination of employment, (10) reimbursement of up to $10,000 for educational costs incurred within two years following termination, and (11) full vesting of any unvested amounts credited under the Executive Deferred Compensation Plan (except for deferred dividend equivalent amounts associated with options that remain unvested after the additional vesting under the plan). In addition, under the Executive Deferred Compensation Plan, the full range of payment options described above will be available.

Under an agreement made when he was hired in July 2005, if Mr. Bouknight’s employment terminates before July 2009 as a result of his death, disability or a termination of employment without cause under the Severance Plan, Mr. Bouknight would receive a number of extra years of service credit under the Executive Retirement Plan described above equal to his number of years of actual employment with the Edison International.

Cash severance benefits would be paid in a lump sum within 30 days following termination of employment. The Edison International entity employing each Named Officer at the time of termination of employment would be responsible for making such payments under the plan. If there were a dispute concerning the amounts due under the plan, it would be settled by arbitration (including any disputes concerning the change-in-control severance benefits discussed below). Edison International would be responsible for paying each Named Officer’s arbitration fees and expenses (including counsel fees), unless it were determined that the Named Officer did not initiate the arbitration in good faith or breached the confidential information and non-solicitation restrictions described below.

The following table lists the estimated amounts that might become payable to the Named Officers upon their involuntary termination without cause. The benefits in the table were calculated for a hypothetical severance date of December 31, 2007.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Health Coverage Continuation* ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration** ($)	Maximum Value of Reimbursable Expenses (Including Education Expenses) ($)
John E. Bryson	3,810,000	—	593,916	—	31,500
Alan J. Fohrer	1,636,000	—	122,997	516,751	31,500
Theodore F. Craver, Jr.	1,560,000	—	192,120	490,364	31,500
Thomas R. McDaniel	1,536,720	—	211,238	461,096	31,500
J.A. Bouknight, Jr.	1,633,385	15,404	114,211	1,323,010	41,500
John R. Fielder	997,970	—	84,399	—	31,500
Polly L. Gault	809,140	710	66,554	741,355	41,500
Mahvash Yazdi	798,420	—	95,958	130,368	31,500
Thomas M. Noonan	678,510	—	58,187	110,813	31,500

*	All of the Named Officers except Mr. Bouknight and Ms. Gault had sufficient service to be eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive Severance Plan benefits.

**	Messrs. Bryson and Fielder were at least age 61 as of December 31, 2007 and therefore would have been fully vested in all equity awards if they retired regardless of whether they were eligible to receive Severance Plan benefits.

Severance Benefits – Change in Control

The severance benefits described above would be enhanced if a Named Officer’s employment were terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of Edison International. Qualifying reasons are defined to include a termination of the Named Officer’s employment by his or her employer for any reason other than cause or disability, the Named Officer’s termination of his or her own employment for a good reason, a breach of the Severance Plan by Edison International or any successor, or the failure or refusal of any successor to assume Edison International’s obligations under the Severance Plan.

As part of their enhanced severance benefits upon a qualifying termination in a change in control, all Named Officers would receive full vesting of their outstanding stock options, related performance shares and dividend equivalents. Although performance shares and dividend equivalents would become fully vested, unless these awards were terminated under the circumstances described below, payment of these awards would remain subject to the satisfaction of the applicable performance or other conditions contained in the terms of the award. Named Officers would be entitled to exercise any vested stock options for a period of two or three years, as applicable based on the multiple described below. The Severance Plan provides for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any liquidation, sale of all or substantially all of the assets, or merger or reorganization that resulted in a change in control of Edison International where Edison International was not the surviving corporation. Following such a transaction, and regardless of whether a Named Officer’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Performance shares and related dividend equivalents would be earned based on performance during a shortened performance period.

For Messrs. Fielder and Noonan, and Ms. Gault and Ms. Yazdi, the enhanced change-in-control severance benefits would be based on a “2x” multiple – twice the cash severance amount payable for involuntary termination absent a change in control (except that the prorated bonus for the year of termination would not be doubled), an extension of an additional year of eligibility for the benefits listed and corresponding increases in the amounts listed, and an additional year of age and service credits for purposes of the Executive Retirement Plan.

For Messrs. Bryson, Craver, Fohrer, McDaniel and Bouknight, the enhanced change-in-control severance benefits would be based on a “3x” multiple – three times the cash severance amount payable for involuntary termination absent a change in control (except that the prorated bonus for the year of termination would not be trebled), an extension of two additional years of eligibility and corresponding increases in the amounts for the benefits listed (except that the maximum amount available for outplacement services would be $50,000 rather than $60,000), and two additional years of age and service credits for purposes of the Executive Retirement Plan.

As part of each Named Officer’s enhanced change-in-control severance benefits, the Severance Plan provides that if, following a change in control of Edison International, excise taxes under Section 4999 of the Internal Revenue Code applied to payments made under the Severance Plan or other plans or agreements, the executive would be entitled to receive an additional payment (net of income, employment and excise taxes) to compensate the executive for any excise tax imposed.

The following table lists the estimated enhanced change-in-control severance benefits that might become payable to each Named Officer upon his or her qualifying termination in connection with a change in control. The benefits in the table were calculated for a hypothetical change-in-control severance date of December 31, 2007.

Name	Estimated Total Value of Cash Payments (Base Salary and Annual Bonus Amounts) ($)	Estimated Total Value of Health Coverage Continuation* ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration ($)**	Maximum Value of Reimbursable Expenses (Including Education Expenses) ($)	Estimated Total Value of Excise Tax “Gross-Up” ($)***
John E. Bryson	8,890,000	—	1,781,877	—	84,500	—
Alan J. Fohrer	3,949,000	—	368,990	1,032,919	84,500	—
Theodore F. Craver, Jr.	3,770,000	—	576,358	980,166	84,500	—
Thomas R. McDaniel	3,713,740	—	633,944	921,669	84,500	—
J.A. Bouknight, Jr.	3,311,800	46,212	228,289	1,562,844	134,500	2,731,121
John R. Fielder	2,429,840	—	168,797	—	63,000	—
Polly L. Gault	1,970,080	2,130	133,107	852,268	113,000	—
Mahvash Yazdi	1,977,040	—	192,018	227,067	63,000	—
Thomas M. Noonan	1,680,120	—	101,980	193,009	63,000	—

*	All of the Named Officers except Mr. Bouknight and Ms. Gault had sufficient service to be eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive Severance Plan benefits.

**	Messrs. Bryson and Fielder were at least age 61 as of December 31, 2007, and therefore would have been fully vested in all equity awards if they retired regardless of whether they were eligible to receive Severance Plan benefits.

***

Severance benefits for a hypothetical severance as of December 31, 2007 would not have resulted in excise taxes for Named Officers, other than Mr. Bouknight, given their incomes in the base years used for calculation of taxes under Sections 280G and 4999 of the Internal Revenue Code.

Restrictive Covenants

In order to receive any severance benefits under the Severance Plan, each Named Officer would be required to agree to release Edison International and its affiliates from all claims arising out of the officer’s employment relationship and agree to confidentiality and non-solicitation restrictions. The confidentiality restrictions generally would prohibit each Named Officer from ever disclosing confidential information and trade secrets relating to Edison International and its affiliates. The non-solicitation restrictions would require each Named Officer to refrain from soliciting the Companies’ customers and the Companies’ employees who make over $25,000 annually for the benefit of any entity in competition with the business of Edison International and its affiliates. The non-solicitation restrictions would last for a period of two years following any termination of employment. The Companies have no present intention to waive any breach of the confidentiality or non-solicitation restrictions described above, and any waiver of a breach of these restrictions could only occur by the Companies’ execution of a signed agreement expressly waiving such breach.

Survivor Benefit Plan

The Survivor Benefit Plan provides beneficiaries of participating Named Officers with income continuation benefits in the event of a Named Officer’s death while employed. If a participating Named Officer died while employed in 2007, the after-tax benefit under the plan would have been equal to two times the Named Officer’s cash compensation (annual salary rate plus average annual bonus percentage); however, beginning in 2008, the benefit will be limited to one year’s annual salary rate plus average annual bonus percentage (except for certain grandfathered participants which include Named Officers). The normal form of payment for benefits under the plan during 2007 would have been a monthly annuity for 120 months; however beginning in 2008, the normal benefit will be a lump sum. All benefits under the plan would be paid by the company employing the officer at the time of death.

The following table lists the Named Officers eligible for benefits under the Survivor Benefit Plan and the after-tax value of the amounts that would have become payable if they had died while employed on December 31, 2007. No benefits would be payable under the plan if a Named Officer died following termination of employment. The amounts listed below assume that all benefits would be paid in a lump-sum following death.

Name	Estimated Value of Payments if Death Occurred While Employed ($)
John E. Bryson	6,906,000
Theodore F. Craver, Jr.	3,090,000
Thomas R. McDaniel	5,290,000
J.A. Bouknight, Jr.	2,030,000
John R. Fielder	1,806,000
Polly L. Gault	1,278,000
Mahvash Yazdi	1,494,000
Thomas M. Noonan	1,258,000

Executive Supplemental Benefit Program

Mr. Fohrer elected to retain benefits under a prior supplemental benefit program. To compensate the Companies for the added cost of these benefits, his salary is reduced by $8,000 annually, he foregoes the additional 7.5% accrual in the Executive Retirement Plan, and he is not eligible for the Survivor Benefit Plan or the Executive Disability Plan. The supplemental benefits under the program he elected to retain include the following death benefits if he died prior to retirement: survivor income continuation benefit with an after-tax value equal to two times his base salary plus average bonus (average of the bonus percentages from the highest three years of the past five, applied to the final salary rate), doubled if the death were accidental (as of the end of 2007, the after-tax value of that benefit for non-accidental death would have been $3,036,000); and supplemental survivor income benefit of a life annuity for a surviving spouse (10 years only if the survivor were not the spouse) with an annual benefit equal to 25% of his base salary plus average bonus (as of the end of 2007, the annual benefit for the survivor would have been $379,500). If he died after retirement, the after-tax value of the survivor income continuation benefit would be half the pre-retirement death benefit, and the supplemental survivor income benefit would be an annuity in the same annual amount for 10 years only. With the consent of the Edison International CEO, Mr. Fohrer may elect to forego the post-retirement supplemental survivor income benefit and instead receive a supplemental retirement income benefit in the annual amount of 10% of his base salary plus average bonus (as of the end of 2007, the annual benefit commencing at age 61 would have been $151,800; to the extent Mr. Fohrer elected to take this benefit before age 61, the benefit would be reduced by a prescribed amount). The program also includes a supplemental long-term disability benefit which would provide a supplement to the regular employee long-term disability payment with an annual value equal to 60% of the average bonus (if he had become disabled as of the end of 2007, the annual amount of this disability benefit would have been $504,539).

Deferred Compensation Plans

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of any non-qualified deferred compensation balances under the Edison International Executive Deferred Compensation Plan, 1985 Deferred Compensation Plan, 1981A Deferred Compensation Plan or Affiliate Option Deferred Compensation Plan. Please see the “Non-Qualified Deferred Compensation” table above and the related discussion of the various deferred compensation plans for a description of these deferred compensation balances and payment terms.

The Executive Deferred Compensation Plan has an additional survivor benefit feature. If a participant died while employed or retired and within ten years of initial eligibility to participate in the plan, the account balance would be doubled and the account paid out on the same schedule previously elected by the participant. Only two Named Officers, Mr. Bouknight and Ms. Gault, were eligible for this benefit as of December 31, 2007, as the other Named Officers had all been participants in the plan for more than ten years.

The 1985 Deferred Compensation Plan, in which only Mr. Bryson among the Named Officers has an account, also has a survivor benefit feature. If Mr. Bryson were to die while employed, his survivors would receive payout of his balance in the plan account, and would also receive an annual amount of $337,500 for ten years following his death. If Mr. Bryson dies after retirement, his surviving spouse will receive a life annuity (but an annuity for other survivors of five years only, if the spouse dies before five years of these survivor payments) consisting of monthly payments equal to half the regular account payment amount, commencing upon the later of the completion of payout from the regular account or the month following his death. The actuarially estimated present value of his post-retirement survivor benefit is $612,104.

SCE Retirement Plan and SCE Executive Retirement Plan

In connection with a Named Officer’s termination of employment, the Named Officer will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the SCE Executive Retirement Plan. In accordance with the terms of these plans, payments may be made in a lump sum immediately following termination of employment, in installments or in different forms of annuities. The “Pension Benefits” table and the related “Pension and Other Retirement Plans” section above describe these retirement payments and associated survivor benefits.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2007 to the Directors of Edison International and SCE who are not also the Companies’ employees. The compensation paid to any Director who is also one of the Companies’ employees is presented above in the “Summary Compensation Table” and the related explanatory tables. Such employee Directors are generally not entitled to receive additional compensation for their services as Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	Director Matching Gift Program(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Vanessa C.L. Chang	55,750	107,140	42,600	—	180	9,903	215,573
France A. Córdova	71,000	107,140	42,600	—	2,316	—	223,056
Charles B. Curtis	71,000	107,140	42,600	—	721	—	221,461
Bradford M. Freeman	87,000	107,140	42,600	—	4,234	10,000	250,974
Luis G. Nogales	94,250	107,140	42,600	—	13,949	5,000	262,939
Ronald L. Olson	67,000	107,140	42,600	—	8,267	10,000	235,007
James M. Rosser	69,000	107,140	42,600	—	29,652	10,000	258,392
Richard T. Schlosberg, III	96,500	107,140	42,600	—	4,371	10,000	260,611
Robert H. Smith	96,500	107,140	42,600	—	10,320	10,000	266,560
Thomas C. Sutton	97,625	107,140	42,600	—	12,369	10,000	269,734
Brett White	28,500	112,240	45,375	—	60	—	186,175

(1)

The amounts reported for stock and option awards reflect the aggregate dollar amounts recognized with respect to these awards for financial statement reporting purposes for fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 5 (Compensation and Benefit Plans) to Edison International’s Consolidated Financial Statements, included as part of Edison International’s 2007 Annual Report to Shareholders and incorporated herein by reference.

(2)

As described below, the Companies granted each of the Companies’ non-employee Directors an award of (i) 2,000 shares of Edison International Common Stock or deferred stock units and (ii) 2,500 non-qualified stock options upon election or re-election to the Boards in April 2007, and additional deferred stock units are granted on each ex-dividend date for dividends on Edison International Common Stock, under the provision for “reinvestment” of dividend equivalents earned on the deferred stock units. Each share or deferred stock unit award granted April 26, 2007 had a value of $53.57 on the grant date, and the award granted to Mr. White on June 29, 2007 upon his election had a value of $56.12. Each non-qualified option award granted April 26, 2007 had a per-share value of $17.04 on the grant date, and the option granted to Mr. White on June 29, 2007 upon his election had a per-share value of $18.15. See footnote (1) above for the assumptions used to value these awards.

(3)

As of December 31, 2007, the following number of non-qualified stock options were outstanding and held by each non-employee Director. All options are fully vested. There were no unvested stock awards granted to non-employee Directors that were outstanding as of December 31, 2007.

Director	Number of Options Outstanding
Vanessa C.L. Chang	2,500
France A. Córdova	8,500
Charles B. Curtis	5,000
Bradford M. Freeman	10,500
Luis G. Nogales	10,500
Ronald L. Olson	10,500
James M. Rosser	—
Richard T. Schlosberg, III	10,500
Robert H. Smith	10,500
Thomas C. Sutton	10,500
Brett White	2,500

(4)

Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales and Sutton, changes from January 1, 2007 to December 31, 2007 in the present value of benefits under the Retirement Plan for Directors. Benefit accruals under that plan were frozen at the end of 1997, but the present value of the frozen benefits can change over time. Because Messrs. Nogales and Sutton in 2007 became one year closer to the age at which they will be eligible to receive benefits under this plan, the present value of their benefits increased by $12,809, and $4,091, respectively. Interest on account balances under the Director Deferred Compensation Plan and 1985 Director Deferred Compensation Plan described below is credited at a rate equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period.

(5)

Edison International has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Companies’ employees and all Directors on the Boards of Edison International and SCE. Edison International matches aggregate Director contributions of up to $10,000 per calendar year to qualified institutions. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the Director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the eligible institution. Edison International will match only up to $10,000 per calendar year of gifts made by an Edison International Director who is also an SCE Director.

Annual Retainer and Meeting Fees

Compensation for Directors who were not also employees of Edison International or SCE during 2007 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Directors were also offered the opportunity to receive all of their compensation (except stock options) on a deferred basis under the Companies’ Director Deferred Compensation Plan.

The following table sets forth the schedule of meeting fees and annual retainers for each non-employee Director currently in effect:

Type of Fee	Dollar Amount
Annual Board Retainer	$45,000
Additional Annual Retainer to Board Committee Chairs	$10,000 ($15,000 for Audit Committee Chair)
Additional Annual Retainer to each Director who serves as Lead Director of the non-employee and independent Director executive sessions	$12,500
Fee for each Board meeting and each Board Committee and Subcommittee meeting attended, including adjourned meetings, or for certain other business meetings attended as a Director	$2,000

Non-employee Directors serve on both the Edison International and SCE Boards and on the same Committees and Subcommittees of each Board, except that Mr. Nogales serves as an alternate member of the Pricing Committee, which is only an SCE Board Committee. Non-employee Directors receive only one retainer and, if the meetings of the Boards or the same Committees and Subcommittees of each of the Companies are held concurrently or consecutively, they receive only one meeting fee. Additionally, if meetings of different Committees and Subcommittees of each of the Companies are held jointly, the non-employee Directors receive only one meeting fee. It is the usual practice of Edison International and SCE that meetings of the Edison International and SCE Boards are held together or consecutively and a single meeting fee is paid to each non-employee Director for each set of meetings. Edison International and SCE Committee and Subcommittee meetings are similarly managed.

All Directors are also reimbursed for out-of-pocket expenses they incur serving as Directors and are eligible to participate in the Director Matching Gift Program described above under “Director Compensation” in footnote (5) to the table showing the 2007 compensation of non-employee Directors.

Annual Equity Awards

Under the Companies’ Director compensation policy in effect during 2007, non-employee Directors of Edison International and SCE were granted the following annual equity awards under the Edison International 2007 Performance Incentive Plan upon election or re-election to the Boards. Directors serving on both Boards receive only one award per year.

Upon initial election to the Boards:

•	2,000 Edison International deferred stock units, and

•	2,500 Edison International non-qualified stock options.

Upon re-election to the Boards:

•	2,000 shares of Edison International Common Stock or deferred stock units, and

•	2,500 Edison International non-qualified stock options.

Beginning with equity awards made on or after the date of the 2008 annual shareholders’ meeting, Directors will receive 2,500 Edison International stock options on their date of election or re-election; 2,500 Edison International deferred stock units upon their initial election to the Board; and, when re-elected to the Board, 2,500 shares of Edison International Common Stock or deferred stock units to be specified in advance.

To give Directors the ability to receive a portion of their equity award on a deferred basis, Directors have the opportunity to elect in advance to receive the stock/deferred stock unit portion of the re-election award entirely in Edison International Common Stock, entirely in deferred stock units, or in any combination of the two. The deferred stock units are contractual rights to receive the value of one share of Edison International Common Stock that are credited to the Director’s deferred compensation plan account under the Director Deferred Compensation plan described below. The deferred stock units accrue dividend equivalents, if and when dividends are declared on Edison International Common Stock, that are converted to additional stock units under the plan. The deferred stock units cannot be voted or sold. The deferred stock units will be distributed in Edison International Common Stock in a lump sum upon the Director’s retirement from the Boards, unless a request to receive distribution in the form of installments over 5, 10, or 15 years was previously submitted and approved. Resignation or other termination of Board service prior to retirement will result in a lump sum payout of deferred stock units in Edison International Common Stock. Upon the Director’s death, any remaining deferred stock unit balance will be paid to the Director’s beneficiary in a lump sum in Edison International Common Stock. Deferred stock units may also be paid out in connection with a change in control of Edison International or SCE in certain circumstances. Beginning in 2008, deferred stock units will have the same payout terms described below for sub-accounts established under the Director Deferred Compensation Plan.

Each Edison International non-qualified stock option awarded to Directors in 2007 may be exercised to purchase one share of Edison International Common Stock at an exercise price equal to $53.57, which was the fair market value of the underlying Common Stock on the grant date, defined as the closing price of a share of Edison International Common Stock on the applicable grant date. The Director stock options were fully vested upon grant.

Director stock options have a normal (and maximum) term of ten years, although this term may be shortened if the Director’s service terminates. Unless exercised, director stock options will generally terminate 180 days after the date of the Director’s termination of service. However, the director stock options will continue to remain outstanding for their full normal term if the Director’s termination of service occurs after attaining age 65 or because of death or permanent and total disability.

If there were a change in control of Edison International and the Edison International Common Stock would not remain outstanding following the change in control, outstanding Director options would be terminated and “cashed-out” for their spread value existing at the time of the change in control. However, no cash-out and termination would occur if Edison International Common Stock remained outstanding following the change in control, or if the Director options were replaced with substantially equivalent options. In such a case, the Director options (or the replacement options) would remain outstanding following the change in control upon the same general terms and the Director would be entitled to exercise such options for a period of two years following any involuntary termination of service within a year of the change in control.

Each Director is entitled to receive separate cash dividend equivalent rights with respect to his or her stock options granted in 2007 (beginning with equity awards made in 2008, Director stock option grants will not include dividend equivalent rights). Dividend equivalent rights entitle each Director to receive the dividends that would have been paid on the shares of Common Stock covered by the stock option award, but only during the first five years of the stock option award’s term. Dividend equivalents are credited to an account established on behalf of each Director and accumulate without interest. Dividend equivalents are paid in cash on or as soon as administratively practical after each June 1 of the years 2007 through 2011, subject to prior deferral elections and Edison International’s right to pay dividend equivalents in shares of Common Stock. No further dividend equivalents will accrue as to any corresponding Edison International stock option once such option is exercised, expires or otherwise terminates.

Each Director’s stock option award in 2007 was granted under, and is subject to the terms of, the Edison International 2007 Performance Incentive Plan. The Edison International Board administers the 2007 Performance Incentive Plan as to Director awards, and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding stock options and dividend equivalents to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

The Director stock options and dividend equivalents are generally only transferable to a spouse, child or grandchild of the Director, entities established for their benefit, or a beneficiary upon death.

Deferred Compensation Opportunities and Frozen Retirement Plan

Director Deferred Compensation Plan

Except where noted below, the following discussion describes the terms of the Edison International Director Deferred Compensation Plan as in effect on December 31, 2007. The plan was amended effective as of January 1, 2008 in connection with the Companies’ review of their executive and director compensation plans for compliance with the provisions of Section 409A of the Internal Revenue Code. The Companies do not believe any of these amendments materially changed the benefits payable under the Edison International Director Deferred Compensation Plan.

Non-employee Directors of Edison International and SCE are eligible to defer up to 100% of their Board compensation (other than Director stock options) under the Edison International Director Deferred Compensation Plan. This includes the annual retainers, meeting fees, the deferred stock unit portion of the annual equity award and dividend equivalents on Edison International stock options described above. Any portion of a Director’s annual equity award that a Director defers by electing to receive deferred stock units is deferred under the plan pursuant to the terms of the deferred stock units described above. Amounts may be deferred until a specified date, retirement, death or discontinuance of service as a Director. Amounts deferred accrue interest until paid to the Director at the rate described above under “Director Compensation” in footnote (4) to the table showing the 2007 compensation of non-employee Directors. At the Director’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a Director. Directors may elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the plan, and deferred amounts may also be paid out in connection with a change in control of Edison International or SCE in certain circumstances. If a Director dies within ten years of his or her initial participation date in the plan, the amount of the Director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. All amounts payable under this plan are treated as obligations of Edison International. Beginning in 2008, participants will have sub-accounts for each of their annual deferral elections for which they may choose from among various payout options substantially similar to those described above under the “SCE Executive Retirement Plan” discussion in the “Pension Benefits” section above. However, unlike under the Executive Retirement Plan, participants may elect to receive a payout of their sub-account balances on a specified date, or in installments determined by reference to a specified date, that is prior to retirement. Also, life annuity payment options are not available under the deferred compensation plans.

1985 Director Deferred Compensation Plan

Dr. Rosser participated in the 1985 Director Deferred Compensation Plan, under which he deferred retainers and fees during the period 1985 to 1990. The crediting rate for that plan was originally set with reference to Moody’s AAA Seasoned Corporate Bond Yield average during the period. Commencing in 2004, the crediting rate and payment terms for Dr. Rosser’s account were amended under an agreement with Dr. Rosser to correspond to those in effect for the Director Deferred Compensation Plan, except that the provision for survivor benefits under this plan, similar to those described for the 1985 Executive Deferred Compensation Plan under the “1981A and 1985 Executive Deferred Compensation Plans” discussion in the “Non-Qualified Deferred Compensation” section above, remains in effect.

Retirement Plan for Directors

Messrs. Nogales, Olson, Smith and Sutton, and Dr. Rosser, participate in the Retirement Plan for Directors. Each Director participating in this plan is generally entitled to an annual payment, commencing following the Director’s retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule is elected in accordance with transition relief afforded by the IRS under Section 409A of the Internal Revenue Code. The annual benefit for each Director will be payable in quarterly installments for a number of years equal to the number of years of the Director’s service as a Director prior to 1998. No new Director after 1997 may participate in the plan, and years of service for benefit determination purposes under the plan were frozen at the end of 1997.

STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

The following table shows the number of shares of Edison International Common Stock beneficially owned as of January 31, 2008, except as otherwise indicated, by the respective Directors of Edison International and SCE, the Edison International and SCE Named Officers, and all Directors and Executive Officers of each of Edison International and SCE as a group. Under SEC rules, none of the persons included in the table beneficially owns any other equity securities of Edison International or SCE, or any subsidiary of either of them. The table includes shares that can be acquired through March 31, 2008, through the payment of deferred stock units, restricted stock units and the exercise of stock options.

Name of Beneficial Owner	Deferred Stock Units(1)	Restricted Stock Units(2)	Stock Options(3)	Shares of Common Stock(4)	Total Shares Beneficially Owned(5)	Percent of Class
Directors and Named Officers:
John E. Bryson(6)	—	—	2,090,434	361,165	2,451,599	*
Vanessa C.L. Chang	2,032	—	2,500	113	4,645	*
France A. Córdova	8,453	—	8,500	—	16,953	*
Theodore F. Craver, Jr.(6)	—	—	450,415	114,402	564,817	*
Charles B. Curtis	4,116	—	5,000	920	10,036	*
Alan J. Fohrer(6)	—	—	286,735	53,194	339,929	*
Bradford M. Freeman	11,812	—	10,500	50,000	72,312	*
Luis G. Nogales	11,553	—	10,500	5,029	27,082	*
Ronald L. Olson	11,553	—	10,500	29,216	51,269	*
James M. Rosser	6,317	—	—	10,100	16,417	*
Richard T. Schlosberg, III	11,812	—	10,500	5,000	27,312	*
Robert H. Smith	11,553	—	10,500	2,024	24,077	*
Thomas C. Sutton	11,553	—	10,500	34,902	56,955	*
Brett White	2,022	—	2,500	—	4,522	*
Additional Named Officers:
Thomas R. McDaniel (6)	—	—	678,835	140,451	819,286	*
J.A. Bouknight, Jr. (6)	—	—	187,692	24,787	212,479	*
John R. Fielder(6)	—	—	190,737	31,250	221,987	*
Polly L. Gault(6)	—	—	63,040	23,104	86,144	*
Mahvash Yazdi(6)	—	—	132,479	—	132,479	*
Thomas M. Noonan(6)	—	—	49,441	—	49,441	*
All Directors and Executive Officers of Edison International as a Group (19 individuals)	92,776	948	4,060,561	886,942	5,041,227	1.55%
All Directors and Executive Officers of SCE as a Group (27 individuals)	92,776	2,014	3,487,472	694,143	4,276,405	1.31%

*	The number of shares shown for each individual constitutes less than 1% of the outstanding shares of Edison International Common Stock, as computed under SEC rules.

(1)

Includes deferred stock units granted to the non-employee Directors that are payable in an equal number of shares of Edison International Common Stock upon the holder’s death, retirement, or resignation.

(2)

Includes vested restricted stock units granted to certain Executive Officers that are payable in an equal number of shares of Edison International Common Stock upon the holder’s death, disability, retirement, resignation, or involuntary termination of employment without cause, subject to cash conversion to the extent necessary to withhold taxes.

(3)	Includes shares which can be acquired or paid on an accelerated basis due to retirement, death, disability, resignation, or involuntary termination of employment without cause.

(4)

Includes (i) shares held directly by the individual and/or in the name of a spouse, (ii) 401(k) Plan shares for which instructions not received from any plan participant will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders, and (iii) shares held in family trusts, 401(k) plans, and foundations and custodial accounts that may not be deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934. Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power:

Mr. Bryson – 26,138; Mr. Olson – 10,000; Dr. Rosser – 10,100; Mr. McDaniel – 9,902; Mr. Bouknight – 1,643; Mr. Fielder – 13,211; Ms. Gault – 2,377; all Edison International Directors and Executive Officers as a group – 73,371; and all SCE Directors and Executive Officers as a group – 91.505.

Shared voting and shared investment power:

Mr. Bryson – 307,058; Ms. Chang – 113: Mr. Craver – 114,402; Mr. Curtis – 920; Mr. Fohrer – 48,415; Mr. Olson – 19,216 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934); Mr. Smith – 2,024 (includes 24 shares held in a custodial account not deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934); Mr. Sutton – 34,697; Mr. McDaniel – 123,279 (includes 7,270 shares held in a foundation and 494 shares held in a custodial account not deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934); Mr. Bouknight – 18,000 (includes 3,000 shares purchased on March 3, 2008); Mr. Fielder – 18,039; Ms. Gault – 20,757; all Edison International Directors and Executive Officers as a group – 714,355; and all SCE Directors and Executive Officers as a group – 365,145.

(5)	Includes shares listed in four columns to the left.

(6)

Mr. Bryson is a Director and Named Officer for both Edison International and SCE. Mr. Craver is a Director and Named Officer for Edison International only. Mr. Fohrer is a Director of SCE only, but a Named Officer for both Edison International and SCE. Messrs. Bouknight and McDaniel are Named Officers for Edison International only. Messrs. Fielder and Noonan, Ms. Gault and Ms. Yazdi are Named Officers for SCE only.

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

The following are the only shareholders known by Edison International or SCE to beneficially own more than 5% of any class of either Company’s voting securities as of December 31, 2007, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Edison International Common Stock	State Street Bank and Trust Company 225 Franklin Street Boston, Massachusetts 02110	33,997,054	(1)	10.43%
Edison International Common Stock	Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	36,156,752	(2)	11.10%
SCE Common Stock	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770	434,888,104	(3)	100%

(1)

This information is based on a Schedule 13G, dated February 12, 2008, filed with the SEC. Acting in various fiduciary capacities, State Street reports that it has sole voting power over 11,839,393 shares, shared voting power over 22,157,661 shares and shared investment power over 33,997,054 shares, but disclaims beneficial ownership. As of January 31, 2008, 22,268,015 shares, or 6.83% of the class, were held by State Street Bank and Trust Company as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders.

(2)

This information is based on a Schedule 13G, dated February 10, 2008, filed with the SEC. Barclays Global Investors, N.A., reports that it beneficially owns 26,563,575 shares, or 8.15% of the class, and that it has sole voting power over 22,682,820 shares and sole investment power over 26,563,575 shares. The remaining 9,593,177 shares, or 2.94% of the class, are owned by other members of the Barclays group as reported on the Schedule 13G, which together have sole voting power over 8,730,013 shares and sole investment power over 9,593,177 shares. The Barclays shares reported on the Schedule 13G are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)

Edison International became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. As of the date of this Joint Proxy Statement, Edison International continues to have sole voting and investment power over these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Director Mr. Olson is a Senior Partner of the law firm of Munger, Tolles and Olson, which provided legal services to Edison International, SCE, and/or their subsidiaries in 2007. Such services are expected to continue to be provided in the future. The amount paid to Munger, Tolles and Olson for legal services during 2007 was $1,801,000.

Edison International and SCE believe that the transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

The Charters of the Nominating/Corporate Governance Committees of the Edison International and SCE Boards of Directors provide that the Committees will review at least annually, and periodically as needed, any related party transactions which are required to be disclosed in this Joint Proxy Statement.

AUDIT COMMITTEES’ REPORT(1)

The Edison International and SCE Audit Committees have certain duties and powers as described in their charters. The Committees’ Charters are posted on Edison International’s Internet website at www.edisoninvestor.com under “Corporate Governance.” The Audit Committees are currently composed of the six non-employee Directors named at the end of this report each of whom is independent as defined by the New York Stock Exchange listing standards.

Management is responsible for the Companies’ internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Companies’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committees monitor and oversee these processes. The Committees’ members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about the carrying out of their respective responsibilities.

In connection with the December 31, 2007, financial statements, the Audit Committees:

•	reviewed and discussed the audited financial statements with the Companies’ management;

•

discussed with PricewaterhouseCoopers LLP, the Companies’ independent registered public accounting firm, the matters required by the statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP its independence from the Companies.

Based upon these reviews and discussions, the Edison International and SCE Audit Committees recommended to their respective Boards of Directors that the audited financial statements be included in the Edison International and SCE 2007 Annual Reports on Form 10-K to be filed with the SEC.

Audit Committees of the Edison International and SCE Boards of Directors
Thomas C. Sutton (Chair)	Luis G. Nogales
Vanessa C.L. Chang	Richard T. Schlosberg, III
Bradford M. Freeman	Robert H. Smith

(1)

SEC filings sometimes “incorporate information by reference.” This means that the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Edison International or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Edison International (consolidated total including Edison International and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2007 and December 31, 2006, by PricewaterhouseCoopers LLP:

	Edison International and Subsidiaries ($000)		SCE ($000)
	2007	2006	2007	2006
Audit Fees	$9,306	$7,902	$4,509	$3,933
Audit-Related Fees (1)	24	50	17	44
Tax Fees(2)	$4,076	3,539	$2,687	1,929
All Other Fees	—	—	—	—
Totals	$13,406	$11,491	$7,213	$5,906

(1)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(2)

These aggregate fee amounts are composed of tax compliance fees and other tax fees. The nature of the services comprising the tax compliance fees was to support compliance with federal, state and foreign tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases. Tax compliance fees for Edison International and its subsidiaries were $1,395,000 in 2007 and $1,875,000 in 2006. Tax compliance fees for SCE were $959,000 in 2007 and $1,139,000 in 2006. Other tax fees for Edison International and its subsidiaries, including other technical advice, were $2,681,000 in 2007 and $1,664,000 in 2006. Other tax fees for SCE were $1,728,000 in 2007 and $790,000 in 2006.

The Edison International and SCE Audit Committees are required to review with management and pre-approve all audit services to be performed by the independent registered public accounting firm and all non-audit services that are not prohibited and that require pre-approval under the Securities Exchange Act. The Committees’ pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the respective Committees at their next meeting. The Committees have delegated such pre-approval responsibilities to the Chair of each Committee. The independent registered public accounting firm must assure that all audit and non-audit services provided to the Companies have been approved by the Audit Committees.

During the fiscal year ended December 31, 2007, all services performed by the independent registered public accounting firm were pre-approved by the Edison International and SCE Audit Committees, irrespective of whether the services required pre-approval under the Securities Exchange Act.

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2 on Proxy/Voting Instruction Card

The Edison International and SCE Board Audit Committees have selected PricewaterhouseCoopers LLP as the Companies’ independent registered public accounting firm for calendar year 2008. PricewaterhouseCoopers is an international accounting firm which provides leadership in public utility accounting matters.

Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

Edison International and SCE are not required to submit these appointments to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either Edison International or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

YOUR BOARDS OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

TO BE VOTED ON BY

EDISON INTERNATIONAL SHAREHOLDERS ONLY

SHAREHOLDER PROPOSAL ON

“SHAREHOLDER SAY ON EXECUTIVE PAY”

Item 3 on Edison International Proxy/Voting Instruction Card

A shareholder of Edison International has given notice of his intention to present the following proposal for action at the Annual Meeting. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act, Edison International will provide the number of Edison International securities held by the Proponent of this shareholder proposal promptly upon receipt of an oral or written request; his name and address follows: John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278. The following text and information was provided by the Proponent of the shareholder proposal and has not been endorsed or verified by Edison International. The Edison International Board of Directors response to the shareholder proposal appears below under “Recommendation of Your Board of Directors ‘Against’ Item 3.”

3 – Shareholder Say on Executive Pay

RESOLVED, that shareholders of our company request    our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Investors are increasingly concerned about mushrooming executive pay which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote. In fact, seven resolutions received majority votes. Aflac (AFL) decided to present such a resolution to a shareholder vote in 2009. A bill to provide for annual advisory votes on executive pay passed in the U.S. House of Representatives by a 2-to-1 margin.

The advantage of adopting this proposal should be considered in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and concerns are noted):

•     The Corporate Library, http://www.thecorporatelibrary.com, an independent research firm rated our company:

“High Concern” in CEO pay – $12 million. Yet our CEO had time for 2 other boards including Boeing (BA) which was rated “D” by The Corporate Library.

•     We had no Independent Chairman – plus our Lead Director, Mr. Nogales, had 14-years Edison tenure (independence concern) and served on the KB Home (KBH) Board rated “F” by The Corporate Library.

•    The 2007 Performance Based Stock Options shareholder proposal won 43%-support. Prior to this strong vote, Edison hired the high-priced law firm of O’Melveny & Myers in Edison’s failed attempt to prevent shareholders from even voting on this topic.

•    A shareholder proposal to subject golden parachutes to a shareholder vote won our 58%-support at our 2005 annual meeting and our management has not adopted this proposal.

•    Edison was ordered to pay $200 million in a California Public Utilities Commission decision stemming from a 7-year fraud of widespread falsification of customer satisfaction data. This involved manipulation of safety incident reports and other problems with data used by Edison to win customer-funded performance incentives.

•    Our directors can still remain on our Board if they fail to get a 51%-vote even when they run unopposed.

•    Cumulative voting was not allowed – Cumulative voting can increase shareholder value in contested elections.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Shareholder Say on Executive Pay –

Yes on 3

RECOMMENDATION OF YOUR BOARD OF DIRECTORS “AGAINST”

ITEM 3

The Edison International Board of Directors has carefully considered and discussed the shareholder proposal (Item 3 on your proxy/voting instruction card) and recommends that you vote “AGAINST” the proposal for the following reasons:

Our long-standing competitive compensation structure has aligned executive compensation with shareholder value and served shareholders well.

The Edison International Compensation and Executive Personnel Committee (the “Committee”), which is comprised solely of experienced independent directors, is responsible for maintaining an executive compensation program intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) focus executives’ attention on specific strategic and operating objectives; and (3) align executives’ interests with the long-term interests of shareholders. The executive compensation policies and practices implemented to achieve these objectives are described in detail in this proxy statement.

The best indicator of the Committee’s success in maintaining an executive compensation structure that serves shareholder interests is our record. Edison International’s cumulative total shareholder return for the last five years has substantially exceeded the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Electricity Index. (Please see the Five-Year Stock Performance Graph in the Edison International 2007 Annual Report to Shareholders that accompanies this proxy statement.)

Edison International should not be grouped with companies that have rewarded poor company performance.

Our record demonstrates that “say on pay” is unnecessary to protect our shareholders from poor executive compensation practices. Executive compensation at Edison International is not excessive. We have not paid any excessive severance payouts like those companies that have garnered media attention. Our executives’ incentive compensation is tied to company performance and shareholder value. When shareholder value was adversely affected during the California energy crisis in 2001, our executive officers received no annual bonuses. Furthermore, as a result of stock price declines in that period, their previously granted stock options had no value until our stock price improved and shareholder value was restored.

The proposal would not provide the Board or its Committee with meaningful guidance as to the compensation structure or individual executive compensation payouts.

The proposed advisory vote would not provide the Committee with meaningful shareholder input. A vote by shareholders not to ratify our executive compensation program would not clearly convey to the Board the reasons for shareholder dissatisfaction, which aspects of the program were of concern to shareholders, or what actions the Committee should take to address shareholder concerns. Such a vote taken after the prior year’s compensation has been paid and well into the following year’s compensation cycle could be confusing and counter-productive to the Committee when structuring executive compensation for subsequent years.

Shareholders can more clearly express their concerns and have a greater impact on our compensation practices by communicating directly with our Investor Relations department, Board of Directors, or individual Committee members.

Edison International’s Investor Relations personnel are dedicated to ensuring that ideas, concerns and interests of major shareholders are understood and addressed. Our Investor Relations personnel frequently communicate with shareholders on a variety of issues during regular investor meetings and financial conferences, any of which provide an opportunity for investors to discuss specific executive compensation concerns. In addition, shareholders may directly contact any of our Directors in writing as provided in this proxy statement under the heading “Questions and Answers on Corporate Governance – How may I communicate with the Board?” Shareholders may also express their views on executive compensation to the Board and management in person at our annual shareholders’ meeting. Unlike an advisory vote, these methods of communication allow shareholders to voice specific concerns and to communicate clearly and effectively with the Board and management. Communications of this sort are taken very seriously.

Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments, and the competitive compensation practices of our peer companies. The Board believes that the Committee is the governing body best suited to formulate executive compensation principles and practices that best serve the interests of our shareholders and the needs of our business.

Edison International and its Board of Directors remain fully committed to maintaining an executive compensation program designed to enhance long-term shareholder value. In this regard, we have and will continue to implement executive compensation policies and practices that reflect this commitment. The Committee is advised by an independent compensation consultant. Given that our program is already strongly aligned with company performance, an advisory vote to ratify prior executive compensation is not necessary, would be counter-productive, and could undermine the fundamental role of the Board and its Committee in formulating executive compensation principles and practices that reflect the interests of shareholders.

FOR THE FOREGOING REASONS, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” ITEM 3.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2009 ANNUAL MEETINGS

To be considered for inclusion in the 2009 Joint Proxy Statement, shareholder proposals for the Edison International and SCE 2009 annual meetings must be received by November 14, 2008.

Shareholders intending to bring any other business before an annual meeting, including Director nominations, must give written notice to the Edison International, or SCE, Corporate Secretary, as the case may be, of the business to be presented. The notice must be received at our offices within the periods, and with the information and documents, specified in the Bylaws. A copy of the Bylaws may be obtained by writing to the Edison International or SCE Corporate Secretary and the Bylaws are available on Edison International’s Internet website at www.edisoninvestor.com, under “Corporate Governance.”

Assuming that the 2009 annual meetings of shareholders are held on April 23, 2009, as currently specified by the Bylaws, the period for the receipt by the Edison International or SCE Corporate Secretary of written notice of other business to be brought by shareholders before the 2009 annual meetings of shareholders, including Director nominations, will begin on September 15, 2008, and end on November 14, 2008.

AVAILABILITY OF FORM 10-K AND OTHER INFORMATION

The Edison International and SCE 2007 Annual Reports on Form 10-K, including the financial statements and the financial statement schedules but excluding other exhibits, will be furnished without charge to shareholders upon written request.

A copy may be requested by writing to:

Mr. Nihal Perera

Law Department, Corporate Governance

Edison International (or SCE, as the case may be)

2244 Walnut Grove Avenue, P. O. Box 800

Rosemead, California 91770

DOCUMENTS INCORPORATED BY REFERENCE

This Joint Proxy Statement incorporates by reference the following portions of Edison International’s 2007 and prior Annual Reports to Shareholders:

•

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Persons and Benefits Other than Persons,” included as part of Edison International’s 2007 Annual Report to Shareholders; and

•

The Compensation and Benefit Plans footnote to Edison International’s Consolidated Financial Statements, included as part of Edison International’s Annual Reports to Shareholders for each of 2002, 2003, 2004, 2005, 2006 and 2007.

Any information incorporated by reference and not delivered to you, excluding exhibits not specifically incorporated by reference into the information that this Joint Proxy Statement incorporates, will be furnished without charge upon written request at the address above or upon oral request to Mr. Nihal Perera at (626) 302-2662 by first class mail or other equally prompt means within one business day of receipt of such request.

Dated: March 14, 2008

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary
Edison International Southern California Edison Company

2008 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2008

10:00 a.m., Pacific Time

Pacific Palms Conference Resort

One Industry Hills Parkway

City of Industry, California 91744

EDISON INTERNATIONAL	proxy/voting instruction card

Annual Meeting — April 24, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

JOHN E. BRYSON and THOMAS R. McDANIEL are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Edison International to be held at the Pacific Palms Conference Resort, One Industry Hills Parkway, City of Industry, California 91744, on April 24, 2008, at 10:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

VOTING INSTRUCTIONS TO THE EDISON INTERNATIONAL STOCK FUND TRUSTEE, STATE STREET BANK AND TRUST COMPANY:

If I hold shares through the Edison 401(k) Savings Plan, this card also provides the following voting instructions to the Edison International stock fund trustee. You are instructed to vote confidentially as described above the shares of stock credited and conditionally credited to my account as of February 25, 2008. I understand that the stock will be voted as directed provided the Edison International stock fund trustee receives this card by 9:00 p.m., Pacific Time, on April 22, 2008, and all stock for which the Edison International stock fund trustee has not received instructions by this card at the designated time will be voted in the same proportion to the 401(k) Savings Plan shares for which instructions are received from other 401(k) Savings Plan participants.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. (Pacific Time) on April 23, 2008.

•	Please have your proxy/voting instruction card available. Follow the oral instructions.

VOTE BY INTERNET — www.eproxy.com/eix — QUICK *** EASY *** IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 9:00 p.m. (Pacific Time) on April 23, 2008.

•	Please have your proxy/voting instruction card available. Follow the voting instructions to vote your proxy.

VOTE BY MAIL

•

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to Edison International, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

•

Your vote by phone or Internet authorizes the proxies and/or the Edison 401(k) Savings Plan Edison International stock fund trustee to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Voting instructions to the Edison International stock fund trustee are confidential. All stock for which the Edison International stock fund trustee has not received instructions by phone or Internet by 9:00 p.m., Pacific Time, on April 22, 2008, will be voted in the same proportion to the 401(k) Savings Plan shares for which instructions are received from other 401(k) Savings Plan participants. All other stock may be voted by phone or Internet through 9:00 p.m., Pacific Time, on April 23, 2008.

If you vote by Phone or Internet, please do not mail your Proxy/Voting Instruction Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2, and a Vote AGAINST Item 3.

1. Election of directors:	01 J.E. Bryson 02 V.C.L. Chang 03 F.A. Córdova 04 T.F. Craver, Jr.	05 C.B. Curtis 06 B.M. Freeman 07 L.G. Nogales 08 R.L. Olson	09 J.M. Rosser 10 R.T. Schlosberg, III 11 T.C. Sutton 12 Brett White	☐	FOR All Nominees (except as marked to the contrary below.)	☐	WITHHOLD AUTHORITY for All Nominees

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the box.)

2.	Ratification of the Appointment of the Independent Public Accounting Firm.	☐ For	☐ Against	☐ Abstain

3.	Shareholder Proposal regarding “Shareholder Say on Executive Pay.”	☐ For	☐ Against	☐ Abstain

THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR ITEM 2 AND AGAINST ITEM 3.

Address Change? Mark Box ☐ Indicate changes below: ☐ I plan to attend meeting	Dated , 2008

Signature(s) in Box Please sign exactly as name appears on this card. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

COMPANY #

EDISON INTERNATIONAL

AND

SOUTHERN CALIFORNIA EDISON COMPANY

JOINT NOTICE OF 2008 ANNUAL MEETINGS OF SHAREHOLDERS

AND INTERNET AVAILABILITY OF PROXY MATERIALS

Thursday, April 24, 2008

10:00 a.m., Pacific Time

Pacific Palms Conference Resort

One Industry Hills Parkway

City of Industry, California 91744

Directions to the 2008 Annual Meetings are available in the Edison International and Southern California Edison Company (“SCE”) Joint Proxy Statement, which can be viewed at www.ematerials.com/eix or www.ematerials.com/sce, respectively.

Important Notice Regarding the Availability of Proxy Materials for the

Edison International and SCE Shareholder Meetings to be Held on April 24, 2008

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The Edison International and SCE Joint Proxy Statement for the annual meetings and the respective 2007 Annual Reports are available at www.ematerials.com/eix and www.ematerials.com/sce, for Edison International and SCE, respectively.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 12, 2008 to facilitate timely delivery.

A complete set of proxy materials available to you on the Internet includes a letter from the Chairmen of Edison International and SCE, the Joint Notice of 2008 Annual Meetings of Shareholders and Internet Availability of Proxy Materials, the Edison International and SCE Joint Proxy Statement for the Annual Meetings, the respective 2007 Annual Reports, and the respective proxy cards.

Matters intended to be acted upon at the meeting are listed below.

Matters to be voted upon by Edison International and SCE shareholders: The Edison International and SCE Boards of Directors recommend that you vote FOR Items 1 and 2.

1.	Election of 12 Directors to the Edison International Board and 12 Directors to the SCE Board. The names of the Director nominees are as follows:

John E. Bryson	Alan J. Fohrer**	Richard T. Schlosberg, III
Vanessa C.L. Chang	Bradford M. Freeman	Thomas C. Sutton
France A. Córdova	Luis G. Nogales	Brett White
Theodore F. Craver, Jr.*	Ronald L. Olson
Charles B. Curtis	James M. Rosser

*	Theodore F. Craver, Jr. is a Director nominee for the Edison International Board only.
**Alan	J. Fohrer is a Director nominee for the SCE Board only.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Edison International’s and SCE’s independent registered public accounting firm for 2008.

Matter to be voted upon by Edison International shareholders only: The Edison International Board of Directors recommends that you vote AGAINST Item 3.

3.	Shareholder proposal regarding “Shareholder Say on Executive Pay.”

Registered and Edison 401(k) Savings Plan shareholders

may request paper copies of the proxy materials by contacting us via:

Internet – Access the Internet and go to www.ematerials.com/eix or www.ematerials.com/sce, for Edison International and SCE, respectively. Follow the instructions to log in and order copies.

Telephone – Call us toll-free at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

E-mail – Send us an e-mail at ep@ematerials.com with “EIX Materials Request” or “SCE Materials Request,” as applicable, in the subject line. The e-mail must include:

•	The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner of this Notice.

•	Your preference to receive printed materials via mail –or– to receive an e-mail with links to the electronic materials.

•	The e-mail address if you choose email delivery.

•	The word “Permanent” in the email if you would like this election to apply to delivery of material for all future meetings.

Registered and Edison 401(k) Savings Plan shareholders may vote their proxies on the Internet at:

www.eproxy.com/eix and www.eproxy.com/sce, for Edison International and SCE, respectively.

Use the Internet to vote your proxy 24 hours a day, 7 days a week, through 9:00 p.m. Pacific Time on April 23, 2008, except for Edison 401(k) Savings Plan shareholders who must vote by 9:00 p.m. Pacific Time on April 22, 2008.

Please have this Notice available and follow the instructions to vote your proxy.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

Dated: March 14, 2008

For the Boards of Directors,

BARBARA E. MATHEWS

Vice President, Associate General Counsel,

Chief Governance Officer and Corporate Secretary

Edison International

Southern California Edison Company